 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1996

                                                      REGISTRATION NO. 333-11947
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO.2
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                              AURUM SOFTWARE, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                                ---------------
CALIFORNIA (PRIOR TO                 7372                      77-0292260
  REINCORPORATION)      (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
  DELAWARE (AFTER        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)
  REINCORPORATION)
  (STATE OR OTHER
  JURISDICTION OF
  INCORPORATION OR
    ORGANIZATION)
                                ---------------
                              AURUM SOFTWARE, INC.
                              3385 SCOTT BOULEVARD
                             SANTA CLARA, CA 95054
                                 (408) 986-8100
 (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND
                          PRINCIPAL PLACE OF BUSINESS)
                                ---------------
                                MARY E. COLEMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              AURUM SOFTWARE, INC.
                              3385 SCOTT BOULEVARD
                             SANTA CLARA, CA 95054
                                 (408) 986-8100
      (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE OF PROCESS)
                                ---------------
                                   COPIES TO:
       DOUGLAS H. COLLOM, ESQ.                   SCOTT T. SMITH, ESQ.
      ROBERT F. KORNEGAY, ESQ.                 MICHAEL J. SULLIVAN, ESQ.
        MARK A. CLAWSON, ESQ.                    DAVINA K. KAILE, ESQ.
  WILSON SONSINI GOODRICH & ROSATI           PILLSBURY MADISON & SUTRO LLP
      PROFESSIONAL CORPORATION                    2700 SAND HILL ROAD
         650 PAGE MILL ROAD                      MENLO PARK, CA 94025
         PALO ALTO, CA 94304                        (415) 233-4500
           (415) 493-9300
                                ---------------
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AGGREGATE        AMOUNT OF
         SECURITIES TO BE REGISTERED          OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.001 par value...............     $33,200,000        $11,450

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                           OCTOBER 18, 1996

                                2,650,000 Shares

                      [AURUM SOFTWARE LOGO APPEARS HERE]

                                  Common Stock

                                   --------

  Of the 2,650,000 shares of Common Stock offered hereby, 2,500,000 are being sold by Aurum Software, Inc. ("Aurum" or the "Company") and 150,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for listing on the Nasdaq National Market under the symbol "AURM."

                                   --------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.SEE "RISK
                         FACTORS" BEGINNING ON PAGE 5.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PRICE       UNDERWRITING                  PROCEEDS TO
                                          TO       DISCOUNTS AND   PROCEEDS TO      SELLING
                                        PUBLIC     COMMISSIONS(1)   COMPANY(2)    STOCKHOLDERS
----------------------------------------------------------------------------------------------
 Per Share.......................      $              $              $              $
----------------------------------------------------------------------------------------------
 Total(3)........................     $              $              $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the offering, estimated at $1 million.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 397,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $   , $   , $    and $   , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
   , 1996.

Alex. Brown & Sons
   INCORPORATED

                          Cowen & Company

                                                     Wessels, Arnold & Henderson

                  THE DATE OF THIS PROSPECTUS IS       , 1996

                           AURUM CUSTOMER ENTERPRISE

   THE AURUM CUSTOMER ENTERPRISE IS AN INTEGRATED SUITE OF APPLICATIONS WHICH
                                 HELPS AUTOMATE
THE FIELD SALES, TELEMARKETING, TELESALES AND CUSTOMER SUPPORT FUNCTIONS OF THE
                                   BUSINESS.

FIELD SALES                      TELEMARKETING                           SUPPORT
SALESTRAK                          TELETRACK                         SUPPORTTRAK

                          BUSINESS INTELLIGENCE SYSTEM
                         (OLAP, REPORTING AND ANALYSIS)

                               SMART ENCYCLOPEDIA
              (INTERNET/INTRANET MARKETING AND SALES INFORMATION)
                           CUSTOMER ENTERPRISE SERVER

 .Pricing        .Proposals       .Quotes          .Forecasts        .Methodology
 .Lists          .Products        .Campaigns       .Partners         .Competitors

DBSYNC                 WEBTRAK                EVENTTRAK        CTI TRAK
Patent Pending         On-Line Sales          Workflow         Computer-
Mobile                 and Marketing          Notification     Telephone
Synchronization        Lead Qualification     and Escalation   Integration
Internet, LAN/WAN      Self-Service
Connectivity

                                OTHER ENTERPRISE
                                  APPLICATIONS

                                     AURUM
                                    SOFTWARE
                         TURNS YOUR CUSTOMERS INTO GOLD

                             HTTP://WWW.AURUM.COM*

*INFORMATION CONTAINED IN THE COMPANY'S WEBSITE SHOULD NOT BE DEEMED TO BE PART
                              OF THIS PROSPECTUS.
                            [collage graphic/photos]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   Improved Customer Retention and Repeat Sales

                               Shortened Sales Cycle and Reduced Training Costs

                                            Improved Forecasting and Visibility

                                   Faster and More Timely Access to Information

                                                  Improved Customer Interaction

                              SALES AND MARKETING
                                           INFORMATION PROCESS

[Collage graphic/photo depicting enterprise server linked to internet and intranet clients, superimposed over depiction of globe]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under "Risk Factors."

                                  THE COMPANY

  Aurum Software, Inc. ("Aurum" or the "Company") is a leading provider of enterprise-wide sales and marketing information software. The Company develops, markets and supports the Aurum Customer Enterprise, an integrated suite of applications which helps automate the field sales, telemarketing, telesales and customer support functions of a business. The Company's products are based on advanced client/server and Internet/Intranet technologies and provide businesses with integrated, adaptable and mobile software solutions to meet their competitive business goals. The Aurum Customer Enterprise is designed to address the requirements of businesses ranging from medium-sized enterprises to large multinational corporations and has been installed to date in deployments consisting of as many as 3,400 users. The Company's products are designed to enable customers to increase revenues, shorten sales cycles, increase repeat sales, improve forecasting accuracy and visibility, decrease sales and marketing costs, increase customer satisfaction, obtain timely market intelligence and gain a strategic competitive advantage.

  Many companies have effectively applied client/server technologies to automate "back office" operations, including manufacturing, finance, order entry and human resources, to streamline corporate operations and to reduce operating costs. The automation of these back office operations has not addressed the competitive challenges of increasing revenue generation and improving customer satisfaction through automation of the "front office" sales and marketing functions. Companies are increasingly focusing on their front office sales and marketing operations, often their largest operating expense category, as the next major business function to be automated and are also recognizing the importance of integrating them with their back office applications. In a May 1996 research report, Aberdeen Group, Inc., an independent market research firm, projected that the market for packaged sales and marketing application software will grow at an average annual compounded rate of 50%, from $140 million in 1995 to $700 million in 1999.

  The Company's objective is to become the market leader in sales and marketing information systems. Aurum's products enable businesses to improve customer acquisition and retention processes by integrating, automating and managing sales and marketing operations among customers, headquarters, branch offices, field-based employees and distribution partners. The Company's applications permit companies to leverage the latest available technologies, including the Internet, thereby providing immediate access to external sources of information to generate and qualify leads and to obtain market intelligence about potential customers and competitors. The Company's patent-pending database synchronization technology, dbSync, provides real-time access to customer information for all users. Aurum's object-oriented open architecture enables integration with other enterprise applications and offers an interface that may be adapted to company-specific sales and marketing models and changing business requirements.

  The Company markets its products through a direct sales force in North America and through indirect sales channels outside of North America. The Company has developed a comprehensive methodology for rapid implementation of its sales and marketing applications and provides an extensive array of services to its customers including business consulting, requirements definition, installation, consulting, training and customer support. Aurum's system integration partners include Cambridge Technology Partners, Deloitte & Touche LLP, Ernst & Young LLP, IBM and KPMG Peat Marwick LLP, and the Company's technology partners include Business Objects, Centura, Informix, Microsoft, Netscape, Oracle, Sybase, Trilogy and XcelleNet.

  The Company has over 100 customers and has deployed its applications in a diverse set of industries including financial services, chemicals, high technology, health care, information services, manufacturing, publishing, telecommunications and utilities. The Company's customers include A.C. Nielsen, Eastman Chemical, Fleet Bank, GE Capital, Hewlett-Packard Company, Hilti, Lanier Worldwide, MCI Communications, Netscape, Sprint Spectrum L.P. and Sun Microsystems.

  The Company was incorporated in California in 1991 and will reincorporate in Delaware in 1996. Unless the context otherwise requires, references in this Prospectus to "Aurum" and the "Company" refer to Aurum Software, Inc., a Delaware corporation, and its predecessor, Aurum Software, Inc., a California corporation. The Company's principal executive offices are located at 3385 Scott Boulevard, Santa Clara, California 95054, and its telephone number is
(408) 986-8100.

                                  THE OFFERING

Common Stock offered by the            2,500,000 shares
 Company...........................
Common Stock offered by the Selling      150,000 shares
 Stockholders......................
Common Stock to be outstanding
 after the offering................  11,127,877 shares(1)(2)
Use of proceeds....................  For working capital and other general corporate purposes, including repayment of
                                     debt. See "Use of Proceeds."
Proposed Nasdaq National Market
 symbol............................  AURM

                         SUMMARY FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                                NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                         -------------------------------------- -------------------
                           1992     1993      1994      1995      1995      1996
                         -------- --------- --------  --------- --------  ---------
STATEMENT OF OPERATIONS
 DATA:
 Total revenues.........  $3,180   $ 4,901  $ 5,912    $10,475  $ 6,707    $18,252
 Income (loss) from
  operations............    (610)   (4,258)  (4,305)    (4,358)  (3,170)      (357)
 Net income (loss)......    (624)   (4,262)  (4,388)    (4,452)  (3,247)      (447)
 Pro forma net income
  (loss) per share(2)...                               $ (0.67)            $ (0.05)
 Pro forma shares used
  in per share
  calculation(2)........                                 6,640               8,739
                                              QUARTERS ENDED
                         ----------------------------------------------------------
                         JUNE 30, SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,  SEPT. 30,
                           1995     1995      1995      1996      1996      1996
                         -------- --------- --------  --------- --------  ---------
 Total revenues.........  $1,919   $ 2,922  $ 3,768    $ 4,883  $ 6,055    $ 7,314
 Income (loss) from
  operations............  (1,417)     (872)  (1,188)      (650)      81        212
 Net income (loss)......  (1,445)     (898)  (1,205)      (663)      56        160
 Pro forma net income
  (loss) per share(2)...  $(0.25)  $ (0.12) $ (0.14)   $ (0.08) $  0.01    $  0.02
 Pro forma shares used
  in calculation(2).....   5,861     7,411    8,430      8,677    8,902      8,924

                                                       SEPTEMBER 30, 1996
                                                --------------------------------
                                                                         AS
                                                ACTUAL  PRO FORMA(2) ADJUSTED(3)
                                                ------- ------------ -----------
BALANCE SHEET DATA:
 Cash and cash equivalents..................... $ 1,683   $ 1,683      $22,433
 Working capital...............................   2,605     2,605       24,855
 Total assets..................................  14,418    14,418       35,168
 Borrowings under line of credit...............   1,500     1,500           --
 Stockholders' equity..........................   4,373     4,373       26,623

--------

(1) Based on shares outstanding as of September 30, 1996. Excludes, as of September 30, 1996, 584,481 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1995 Stock Plan at a weighted average exercise price of $3.02. See "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 7 of Notes to Financial Statements. Also excludes, as of September 30, 1996, 2,685,950 shares reserved for future grant under the 1995 Stock Plan, the 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan.
(2) Reflects the conversion of the Company's outstanding Preferred Stock into 4,958,853 shares of Common Stock upon completion of this offering. See Note 2 of Notes to Financial Statements for an explanation of shares used to calculate pro forma net income per share and pro forma shares.
(3) Adjusted to give effect to the estimated net proceeds of this offering based upon an assumed initial public offering price of $10.00 per share. See "Use of Proceeds" and "Capitalization."

                                ----------------

  Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Except as otherwise noted, all information in this Prospectus has been adjusted to give effect to a one-for-four reverse split of the Company's Common Stock and reincorporation of the Company in the State of Delaware to be effected prior to the completion of this offering, and the automatic conversion of the Preferred Stock into Common Stock and certain changes to the authorized capital stock of the Company upon completion of this offering. See "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

  Limited Operating History. The Company was incorporated in October 1991 and did not begin shipping its software products until January 1992. Although the Company has experienced significant growth in revenues during the past two years, the Company does not believe that prior growth rates are sustainable or indicative of future operating results. The Company has incurred losses in each year since inception and, as of September 30, 1996, had an accumulated deficit of $14.2 million. The Company's limited operating history makes the prediction of future operating results difficult, if not impossible. Although the Company achieved limited profitability during the second and third quarters of 1996, there can be no assurance that the Company will be able to sustain profitability on a quarterly basis or achieve profitability on an annual basis. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential Fluctuations in Quarterly Results; Seasonality. The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond the Company's control. These factors include, among others, the ability of the Company to develop, introduce and market new and enhanced versions of its software on a timely basis; the demand for the Company's software; the size, timing and contractual terms of significant orders; the timing and significance of software product enhancements and new software product announcements by the Company or its competitors; changes in pricing policies by the Company or its competitors; changes in the Company's business strategies; budgeting cycles of its potential customers; customer order deferrals in anticipation of enhancements or new software products; changes in the mix of software products and services sold; changes in the mix of revenue attributable to domestic and international sales; the impact of acquisitions of competitors; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; personnel changes; the ability of the Company to identify, recruit and retain qualified sales, consulting, technical, marketing and management personnel; investments to develop sales distribution channels; changes in the level of operating expenses; and general domestic and international economic and political trends. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery, and customer acceptance, if applicable. From time to time, the Company enters into contracts with its customers which include certain post-delivery obligations of the Company relating to the installation and deployment of its software. In such situations, the Company may be required to defer revenue recognition until such installation is complete. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In addition, the Company's customers may decide not to honor contractual obligations for license fees for various reasons, including changes in business levels or business plans or implementation difficulties. While the Company provides reserves and allowances for such instances, there can be no assurance that such reserves and allowances will be adequate. In the event one or more customers failed to honor such contractual obligations and the Company's reserves and allowances proved inadequate, such failure could have a material adverse effect on the Company's business, operating results and financial condition. Software revenues are also difficult to forecast because the market for client/server and sales and marketing software products is rapidly evolving, and the Company's sales cycle, from initial contact to purchase and implementation, varies substantially from customer to customer. In the event of any downturn in potential customers' businesses or the economy in general, planned purchases of the Company's products may be deferred or canceled, which could have a material adverse effect on the Company's business, operating results and financial condition. See "--Lengthy Sales and Implementation Cycles."

  The Company has limited backlog. To achieve its quarterly revenue objectives, the Company is dependent upon obtaining orders in any given quarter for shipment in that quarter. Furthermore, the Company has often recognized a substantial portion of its revenues in the last month or weeks of a quarter. As a result, software revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Due to the foregoing factors, quarterly revenue and operating results are not predictable with any significant degree of accuracy. The Company's expense levels are based, in significant part, on the Company's expectations as to future revenues and are therefore relatively fixed in the short term. If revenue levels are below expectations, the Company's business, operating results, including net income, and financial condition are likely to be materially and adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company will be able to sustain profitability on a quarterly basis or achieve profitability on an annual basis in the future. Due to all the foregoing factors, it is likely that in some future quarter the Company's total revenues or operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially and adversely affected.

  The Company's business has experienced and is expected to continue to experience seasonality, in part due to customer buying patterns. In recent years, the Company has generally had stronger demand for its software products during the quarters ending in June and December and weaker demand in the quarters ending in March and September. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Lengthy Sales and Implementation Cycles. The Company's business includes large, complex installations of its software products. The license and implementation of the Company's software generally involves a significant commitment of resources by its prospective customers and often requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's software. In addition, the implementation of the Company's software may involve substantial reengineering efforts which may be performed by the customer or third-party system integrators. The cost to the customer of the Company's software is typically only a portion of the overall hardware, software, development, training and integration costs of implementing a large-scale sales and marketing information system. For these and other reasons, the period between initial contact and the implementation of the Company's software is often lengthy (ranging to date from between three and twelve months) and is subject to a number of significant delays over which the Company has little or no control. Because of the complexity of the Company's software products, larger implementations can take multiple quarters. Increases in the size and complexity of the Company's license transactions and delays in its customers' implementation of client/server computing environments could serve to further lengthen the implementation cycles. Delays in the sale or implementation of a limited number of license transactions could have a material adverse effect on the Company's business, operating results and financial condition and cause the Company's operating results to vary significantly from quarter to quarter. Therefore, the Company believes that its quarterly operating results are likely to vary significantly in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Sales and Marketing" and "--Consulting Services, Training and Support."

  Emerging Market for Sales and Marketing Information Systems; Market Acceptance. The market for sales and marketing information systems is relatively new and is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The Company's future financial performance will depend in large part on continued growth in the number of organizations adopting sales and marketing software products on an enterprise-wide basis and in the number of applications developed for use. There can be no assurance that the sales and marketing information system market will continue to grow. If the sales and marketing information system market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. In addition, the Company believes that market acceptance of sales and marketing software depends on the ability to provide mobile sales representatives with access to enterprise-wide information and the willingness of sales professionals to utilize software-based solutions such as the Company's. Certain of the Company's larger customers have adopted the Company's software on an incremental basis. There can be no assurance that the Company's customers will expand usage of the Company's software on an enterprise-wide basis or implement new software products introduced by the Company. The failure of the Company's software to perform according to customer expectations or otherwise to be deployed on an enterprise-wide basis would have a material adverse effect on the ability of the Company to increase revenues from new as well as existing customers. In addition, the failure of the Company's software to achieve market acceptance for any reason would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Industry Background" and "--Strategy."

  Rapid Technological Change; New Versions and New Products. The software market in which the Company competes is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. For example, the Company's customers have adopted a wide variety of hardware, software, database and networking platforms, and as a result, to gain broad market acceptance, the Company must continue to support and maintain its products on a variety of such platforms. The Company's future success will depend on its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing enhancements to its products and new products on a timely basis that keep pace with technological developments, evolving industry standards and changing customer requirements. The success of the Company's products may also depend, in part, on the Company's ability to introduce products which are compatible with the Internet and on the broad acceptance of the Internet and World Wide Web as a viable commercial marketplace. It is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace or whether the demand for Internet-related products and services will increase or decrease in the future. There can be no assurance that the Company will be successful in developing and marketing enhancements to its products that respond to technological developments, evolving industry standards or changing customer requirements, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release dates of any future product enhancements or new products are delayed or if these products or enhancements fail to achieve market acceptance when released, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by the Company or the Company's competitors or major hardware, systems or software vendors may cause customers to defer or forgo purchases of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Strategy," "--Software Products," "--Product Architecture" and "--Research and Development."

  Management of Growth; Dependence on Key Personnel. The Company's business has grown rapidly in recent periods, with revenues increasing from $5.9 million in 1994 to $10.5 million in 1995 and $18.2 million in the first nine months of 1996. At the same time, the Company has experienced significant growth in the number of employees, in the geographic scope of its operations as well as its target customers, and in the scope of the operating and financial systems required to support a growing organization. The Company's growth has challenged and in some instances strained the Company's personnel resources. The Company's future results of operations will depend in part on the ability of its officers and other key employees to implement and expand operational, customer support and financial control systems and to expand, train and manage its employee base. The Company's future performance will also depend to a significant extent on its ability to identify, attract, train and retain highly skilled sales, consulting, technical, marketing and management personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in identifying, attracting or retaining such personnel, and the failure to identify, attract or retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition. In order to manage future growth, if any, the Company will be required to hire additional general and administrative personnel and to augment or replace its existing financial and management systems. In this regard, the Company's Chief Financial Officer joined the Company in July 1996. There can be no assurance that the Company's existing management or any new members of management will be able to augment or implement such systems efficiently or on a timely basis or that they will otherwise be able to manage any future growth or business expansion successfully. The failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's future performance will depend in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement other than the Company's President and Chief Executive Officer and its Chief Financial Officer, each of whose employment is nonetheless at-will. None of the Company's employees is bound by a non-competition agreement. The loss of the services of one or more of the Company's executive officers or the decision of one or more of such officers to join a competitor or otherwise compete directly or indirectly with the Company could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Sales and Marketing" and "Management."

  Competition. The market for the Company's client/server applications is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. The Company has a large number of competitors which range from internally developed custom application development efforts to packaged application vendors. The Company offers a suite of applications which can be used as part of an integrated customer management application suite or on a stand-alone basis. The Company competes with packaged application vendors that provide tactical departmental solutions in specific market segments as well as with competitors that provide a broader suite of integrated customer management applications. Many of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and other resources, greater name recognition or a larger installed base of customers than the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can the Company.

  The Company's principal competitors in the sales force automation market include Brock Control Systems, Inc., Metropolis Software, Inc. (recently acquired by Clarify Inc.), SalesBook Systems, Sales Kit Software Corporation, SaleSoft, Inc., Saratoga Systems, Inc. and Siebel Systems, Inc. The Company also depends for the marketing and implementation of its products upon a number of third party systems integrators, including Cambridge Technology Partners, Deloitte & Touche LLP, Ernst & Young LLP, IBM and KPMG Peat Marwick LLP. Many of these firms also have established relationships with the Company's competitors. There can be no assurance that these third parties, many of which have significantly greater financial resources than the Company, will not in the future compete directly with the Company or otherwise discontinue their support of the Company's products. The Company also faces competition from customer support application vendors, which are attempting to expand from their customer support market into the sales automation area either through internal product development or through acquisitions. These customer support competitors include Astea International, Inc., Clarify Inc., Scopus Technology, Inc. and The Vantive Corporation. Over time, the Company expects large enterprise software vendors such as Oracle Corporation and SAP AG to extend their enterprise application suites by offering sales force automation, telemarketing and customer support, with the appropriate integration to leading financial, order entry and manufacturing applications. In addition, because the barriers to entry in the software market are relatively low, additional competitors may emerge as the sales and marketing software market continues to develop and expand. It is also possible that acquisitions of competitors by large software companies or alliances among competitors could occur. The Company expects that significant consolidation in its industry will occur over the next few years and increased competition from new entrants or through strategic acquisitions or alliances could result in price erosion, reduced gross margins or loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition."

  Product Concentration. Since the beginning of 1995, the majority of the Company's revenues have been attributable to sales of SalesTrak, which is typically the first of the Company's software products to be deployed within a customer's organization, with the greatest number of users and which often serves as a foundation for other applications. The Company currently expects SalesTrak to account for a significant portion of the Company's future revenues. As a result, factors adversely affecting the pricing of or demand for the SalesTrak product, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition. A decline in sales of SalesTrak could also have a material adverse effect on sales of other Company products that may be sold to SalesTrak customers. The Company's future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of the Company's SalesTrak product and other software products. There can be no assurance that the Company will continue to be successful in marketing SalesTrak or any new or enhanced software products. See "Business--Software Products" and "--Competition."

  Expansion of Distribution Channels. To date, the Company has sold its products primarily through its direct sales organization and has supported its customers with its technical and customer support staff. The Company has a relatively small direct sales staff, and the Company's ability to achieve revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales, technical and customer support personnel and establishing and maintaining relationships with its strategic partners. The Company's ability to achieve revenue growth in the future will also depend on the establishment of relationships with distributors in Europe and the Pacific Rim. The competition for qualified international distributors is intense, and there can be no assurance that the Company can attract and retain qualified distributors. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its domestic direct sales force and its technical and customer support staff and to develop international distribution relationships with strategic partners, the Company has at times experienced and continues to experience difficulty in recruiting qualified personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to expand successfully its direct sales force or other distribution channels or that any such expansion will result in an increase in revenues. The Company believes the complexity of its products and the large-scale deployments anticipated by its customers will require a number of highly trained consultants and customer support personnel. There can be no assurance that the Company will successfully expand its technical and customer support staff to meet customer demands. Any failure by the Company to expand its direct sales force or other distribution channels, or to expand its technical and customer support staff, could materially and adversely affect the Company's business, operating results and financial condition. See "-- Management of Growth; Dependence on Key Personnel," "--International Operations," "Business--Strategy," "--Sales and Marketing," and "--Consulting Services, Training and Support."

  International Operations. International sales have been insignificant to date. The Company believes that its continued growth and profitability will require expansion of its international operations. Accordingly, the Company intends to expand its international operations and enter additional international markets, which will require significant management attention and financial resources and which could adversely affect the Company's operating margins and earnings, if any. The Company's international sales are currently denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's software products more expensive and, therefore, potentially less competitive in those markets. Risks inherent in the Company's international revenues generally include the impact of longer payment cycles, greater difficulty in accounts receivable collection, seasonality due to the slow-down in European business activity during the Company's third fiscal quarter, cultural differences in the conduct of business, tariffs and other trade barriers and other factors. There can be no assurance that these factors will not have a material adverse effect on the Company's business, operating results and financial condition. To date, the Company has marketed its products outside North America through distribution arrangements with strategic partners. As of September 30, 1996, the Company had distribution agreements in place with Aurum France, Aurum Software UK Limited and IBM EMEA (Europe, Middle East and Africa). The Company has also identified the Pacific Rim as an important international market for the Company's products but has not yet identified suitable distribution partners. Competition for qualified distributors is intense in many markets outside North America, including Europe and Asia, and there can be no assurance that the Company will be successful in attracting and retaining qualified distributors. If the Company is unable to obtain such distributors or is otherwise unable to penetrate strategically important international markets, the Company's business, operating results and financial condition could be materially and adversely affected. See "--Expansion of Distribution Channels" and "Business--Sales and Marketing."

  Reliance on Third-Party Vendors. The Company incorporates into its products certain software and other technologies licensed to it by third-party developers. Among the principal developers of these licensed technologies are Business Objects, Inc., which licenses an On-Line Analytical Processing ("OLAP") tool that enables the analysis of sales and customer data at both the server and client sites of a user's network; Centura Corporation, which licenses a SQL-based laptop database that is used principally in the Company's SalesTrak product; and First Floor Software, Inc., which licenses an intelligent agent that monitors changes in sales and customer data accessed through the World Wide Web. The Company's license agreements with these developers are for a specified term, and there is no assurance that any of these agreements will be renewed following expiration. Because the Company's products incorporate software developed and maintained by third parties, the Company is to a certain extent dependent upon such third parties' abilities to maintain or enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. In the event that the Company's agreements with its third-party vendors should fail to be renewed or the products licensed from such vendors should fail to address the requirements of the Company's software products, the Company would be required to find alternative software products or technologies of equal performance or functionality. There can be no assurance that the Company would be able to replace such functionality provided by the third-party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Software Products."

  Limited Intellectual Property Protection. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company submitted a patent application for its dbSync technology in August 1996, and such application is still pending. There can be no assurance that any patent covering the Company's inventions will issue or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of its products or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company provides its licensees with access to its data model and other proprietary information underlying its licensed applications. The Company makes source code available for certain of the Company's products and occasionally enters into source code escrow agreements with certain customers for the balance of the source code. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology or design around any patents owned by the Company. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  Policing unauthorized use of the Company's software is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company is not aware that any of its software product offerings infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key business functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss or the inability of the Company to maintain any of these technology licenses could result in delays or reductions in product shipments until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in product shipments could materially and adversely affect the Company's business, operating results and financial condition. See "Business--Intellectual Property and Other Proprietary Rights."

  Risk of Product Defects; Failure to Meet Performance Criteria. The Company's software is intended for use in enterprise-wide sales and marketing applications that may be critical to a customer's business. As a result, the Company's customers and potential customers typically have demanding requirements for installation and deployment. Software products as complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing during product development, the Company has at times been forced to delay commercial release of software until problems were corrected and, in some cases, has provided enhancements to correct errors in released software. The Company could, in the future, lose revenues as a result of software errors or defects. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in software or releases after commencement of commercial shipments, resulting in loss or delay of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. In addition, the client/server software market is subject to rapid technological change, changing customer needs and performance criteria and evolving industry standards that may render existing products and services obsolete. The life cycles of the Company's software products are difficult to estimate, and the Company expects to continue to make substantial investments in product development and testing. There can be no assurance that the Company will have sufficient resources to make the necessary investments. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced software products. If the Company is unable, for technological or other reasons, to develop and introduce new and enhanced software products that satisfy customer performance criteria, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business--Software Products" and "--Research and Development."

  Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

  Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law. Effective upon completion of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

  Certain provisions of the Company's Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting, eliminate the right of stockholders to vote cumulatively in the election of directors (subject to compliance with California corporate law) and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company.

  The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested stockholder and the sale of more than ten percent (10%) of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Description of Capital Stock."

  Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lockup agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. However, Alex. Brown & Sons Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lockup agreements. As a result of these restrictions, based on shares outstanding and options granted as of September 30, 1996, no shares other than the 2,650,000 shares offered hereby will be eligible for sale on the date of this Prospectus, approximately 4,898,282 shares will become eligible for sale 180 days after the date of this Prospectus (the "Release Date"), and an additional 3,579,595 shares will become available at various times after the Release Date pursuant to Rules 144 and 144(k) under the Securities Act. Of the 4,898,282 shares of Common Stock that will become available for sale on the Release Date, approximately 2,336,744 represent shares held by employees and consultants of the Company that will be registered on a registration statement on Form S-8 on or prior to the Release Date. The remaining shares represent shares issued to the Company's venture capital investors that will become available on or at various times after the Release Date in accordance with the holding period requirements of Rule 144. Of the 2,336,744 shares held by employees and consultants that will be registered on the Form S-8, approximately 439,969 shares will be unvested as of the Release Date and will be subject to a repurchase option which the Company may exercise in the event of a termination of the holder's employment or consulting relationship. In addition to the 2,336,744 issued shares that the Company intends to register on the Form S-8, it also intends to register an additional 3,270,431 shares of Common Stock reserved for issuance under the Company's 1995 Stock Plan, 1996 Employee Stock Purchase Plan and 1996 Director Option Plan. Notwithstanding the timing of the filing of the Form S-8, all shares registered thereunder will be subject to lock-up agreements expiring on the Release Date. Following the Release Date, holders of approximately 3,600,113 shares of Common Stock will be entitled to registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sale of such shares could have a material adverse effect on the market price for the Company's Common Stock. See "Shares Eligible for Future Sale."

  The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

  Immediate and Substantial Dilution. The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing Common Stock in this offering will, therefore, incur immediate dilution of $7.61 in net tangible book value per share of Common Stock (based upon an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses) from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options.

  Control by Existing Stockholders. Upon completion of this offering, the Company's officers, directors and venture capital investors together will beneficially own approximately 70.2% of the outstanding shares of Common Stock (69.3% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, if acting together, would be able to control most matters requiring stockholder approval, including the election of directors, and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers for the Company's Common Stock unless the terms are approved by such stockholders. See "Principal and Selling Stockholders."

  No Prior Market; Possible Volatility of Stock Price. Prior to this offering there has been no public market for the Common Stock of the Company. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active public market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. Future announcements concerning the Company or its competitors, quarterly or annual variations in results of operations, announcements of technological innovations, the introduction of new products or changes in pricing policies by the Company or its competitors, proprietary rights or other litigation, changes in earnings estimates by analysts, the Company's failure to meet analysts' estimates or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to results of operations. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may materially and adversely affect the market price of the Company's Common Stock.

  Discretion as to Use of Proceeds. The primary purposes of this offering are to create a public market for the Company's Common Stock, to facilitate future access to public markets and to obtain additional working capital. As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes, including repayment of bank debt. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending any such uses, the Company plans to invest the net proceeds in investment grade, interest-bearing securities. See "Use of Proceeds."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 are estimated to be approximately $22.3 million (approximately $25.9 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and offering expenses.

  The primary purposes of this offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional working capital. The Company expects to use the net proceeds of this offering for working capital and other general corporate purposes, including the repayment of its outstanding bank debt, which was $1,500,000 at September 30, 1996. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions. In addition, the Company has not budgeted any portion of the net proceeds for any such acquisition transactions and cannot determine what portion, if any, of the net proceeds may be used for such transactions. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing securities.

  The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereby.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's bank line of credit agreement contains a restrictive covenant which limits the Company's ability to pay cash dividends or make stock repurchases without the prior written consent of the lender. See Note 4 of Notes to Financial Statements.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 after giving effect to a one-for-four reverse stock split and reincorporation in the State of Delaware to be effected prior to the completion of this offering, the pro forma conversion of all outstanding shares of Preferred Stock into Common Stock and certain changes to the authorized capital stock of the Company upon completion of this offering, and as adjusted to reflect the receipt of net proceeds from the sale of 2,500,000 shares of Common Stock pursuant to this offering at an assumed initial public offering price of $10.00 per share. The capitalization information set forth in the table below is qualified by the more detailed Financial Statements and Notes thereto appearing elsewhere in this Prospectus and should be read in conjunction with such Financial Statements and Notes.

                                                      SEPTEMBER 30, 1996
                                                --------------------------------
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Borrowings under line of credit(1)............. $  1,500    $1,500    $     --
                                                ========  ========    ========
Notes payable and capital lease obligations,
 net of current portion(1)..................... $  1,089  $  1,089    $  1,089
                                                --------  --------    --------
Stockholders' equity:
  Preferred Stock, $.001 par value; 5,000,000
   shares authorized, no shares issued and
   outstanding, pro forma and as adjusted......       --        --          --
  Convertible preferred stock, no par value,
   24,000,000 shares authorized; 21,905,398
   shares issued and outstanding, actual; no
   pro forma and as adjusted shares............ $ 18,356        --          --
  Common Stock, $.001 par value; 10,000,000
   shares authorized, 3,669,024 shares issued
   and outstanding, actual; 8,627,877 shares
   issued and outstanding, pro forma;
   25,000,000 shares authorized, 11,127,877
   shares issued and outstanding, as
   adjusted(2).................................    1,256         9          11
  Additional paid-in capital...................       --    19,603      41,851
  Notes receivable from stockholders...........   (1,066)   (1,066)     (1,066)
  Accumulated deficit..........................  (14,173)  (14,173)    (14,173)
                                                --------  --------    --------
   Total stockholders' equity..................    4,373     4,373      26,623
                                                --------  --------    --------
    Total capitalization....................... $  5,462  $  5,462    $ 27,712
                                                ========  ========    ========

--------
(1) See Note 4 of Notes to Financial Statements.

(2) Based on shares outstanding as of September 30, 1996 (assuming conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering). Excludes, as of September 30, 1996, 584,481 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1995 Stock Plan at a weighted average exercise price of $3.02. See "Management--Stock Plans," "Certain Transactions," "Description of Capital Stock" and Note 7 of Notes to Financial Statements. Also excludes, as of September 30, 1996, 2,685,950 shares reserved for future grant under the 1995 Stock Plan, the 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan.

                                   DILUTION

  The pro forma net tangible book value of the Company as of September 30, 1996 was $4.4 million or $0.51 per share of Common Stock. Pro forma tangible book value per share is determined by dividing the amount of total tangible assets of the Company less total liabilities by the number of shares of Common Stock outstanding at that date, assuming the conversion of all outstanding shares of Preferred Stock. After giving effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $10.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of September 30, 1996 would have been $26.6 million or $2.39 per share. This represents an immediate increase in pro forma net tangible book value of $1.88 per share to existing stockholders and an immediate dilution of $7.61 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates the per share dilution.

Assumed initial public offering price per share...................       $10.00
  Pro forma net tangible book value per share at September 30,
   1996........................................................... $0.51
  Increase in pro forma net tangible book value per share
   attributable to new investors..................................  1.88
                                                                   -----
Pro forma net tangible book value per share after the offering....         2.39
                                                                         ------
Pro forma net tangible book value dilution per share to new
 investors........................................................       $ 7.61
                                                                         ======

  The following table summarizes, on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing shares in this offering (before deducting the underwriting discounts and commissions and estimated offering expenses), based upon the assumed initial public offering price of $10.00 per share:

                                SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                               ------------------ -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                               ---------- ------- ----------- ------- ---------
Existing stockholders(1)......  8,627,877   77.5% $19,612,000   44.0%  $ 2.27
New investors.................  2,500,000   22.5   25,000,000   56.0%  $10.00
                               ----------  -----  -----------  -----
  Total....................... 11,127,877  100.0% $44,612,000  100.0%
                               ==========  =====  ===========  =====

--------

(1) Sales by the Selling Stockholders in this offering will reduce the number of shares of Common Stock held by existing stockholders to 8,477,877 or approximately 76.2% (8,477,877 shares, or approximately 73.6%, if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 2,650,000 or approximately 23.8% (3,047,500 shares, or approximately 26.4%, if the Underwriters over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

  The foregoing computations assume no exercise of stock options after September 30, 1996. As of September 30, 1996, there were outstanding options to purchase 584,481 shares of Common Stock under the Company's 1995 Stock Plan at a weighted average exercise price of $3.02 per share and 2,685,950 reserved for issuance under the Company's 1995 Stock Plan, 1996 Director Option Plan and 1996 Employee Stock Purchase Plan. To the extent that any shares are issued upon exercise of options, warrants or rights that are presently outstanding or granted in the future, or reserved for future issuance under the Company's stock plans, there will be further dilution to new public investors. See "Management--Stock Plans," "Description of Capital Stock" and
Note 7 to Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus. The statement of operations data set forth below for the years ended December 31, 1993, 1994, 1995, and the nine months ended September 30, 1996 and the balance sheet data as of December 31, 1994 and 1995, and September 30, 1996 have been derived from and are qualified by reference to the audited Financial Statements of the Company included elsewhere in this Prospectus. The statement of operations data for the nine months ended September 30, 1995 have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operating results for such periods. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               NINE MONTHS
                                                                  ENDED
                            YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                         ----------------------------------  ----------------
                          1992    1993     1994      1995     1995     1996
                         ------  -------  -------  --------  -------  -------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
  Licenses.............. $2,169  $ 3,475  $ 3,356  $  5,928  $ 3,555  $10,320
  Services..............  1,011    1,426    2,556     4,547    3,152    7,932
                         ------  -------  -------  --------  -------  -------
    Total revenues......  3,180    4,901    5,912    10,475    6,707   18,252
                         ------  -------  -------  --------  -------  -------
 Cost of Revenues:
  Licenses..............    461      331      365       979      722      899
  Services..............    623    1,609    2,586     3,919    2,469    7,011
                         ------  -------  -------  --------  -------  -------
    Total cost of
     revenues...........  1,084    1,940    2,951     4,898    3,191    7,910
                         ------  -------  -------  --------  -------  -------
 Gross profit...........  2,096    2,961    2,961     5,577    3,516   10,342
                         ------  -------  -------  --------  -------  -------
 Operating expenses:
  Sales and marketing...  1,021    3,107    3,240     6,626    4,276    7,258
  Research and
   development..........    763    2,251    2,246     2,286    1,712    2,353
  General and
   administrative.......    922    1,861    1,780     1,023      698    1,088
                         ------  -------  -------  --------  -------  -------
    Total operating
     expenses...........  2,706    7,219    7,266     9,935    6,686   10,699
                         ------  -------  -------  --------  -------  -------
 Loss from operations...   (610)  (4,258)  (4,305)   (4,358)  (3,170)    (357)
 Other income (expense),
  net...................     --       38        5        63       47       53
 Interest expense.......    (14)     (42)     (88)     (157)    (124)    (143)
                         ------  -------  -------  --------  -------  -------
 Net loss............... $ (624) $(4,262) $(4,388) $ (4,452) $(3,247) $  (447)
                         ======  =======  =======  ========  =======  =======
 Pro forma net loss per
  share(1)..............                           $  (0.67)          $ (0.05)
                                                   ========           =======
 Pro forma shares used
  in per share
  calculation(1)........                              6,640             8,739
                                                   ========           =======
                                  DECEMBER 31,                SEPTEMBER 30,
                         ----------------------------------  ----------------
                          1992    1993     1994      1995     1995     1996
                         ------  -------  -------  --------  -------  -------
                                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital
  (deficit)............. $ (900) $ 3,348  $ 1,034  $  2,205  $ 4,854  $ 2,605
 Total assets...........  1,169    6,188    5,744     9,795    9,475   14,418
 Notes payable and
  capital lease
  obligations less
  current portion.......     --      341      370       237      569    1,089
 Mandatorily redeemable
  convertible preferred
  stock.................     --    8,845   11,302    17,356   17,276      -- (2)
 Accumulated deficit....   (624)  (4,886)  (9,274)  (13,726) (12,251) (14,173)
 Stockholders' equity
  (deficit).............   (452)  (4,706)  (9,080)  (13,528) (12,323)   4,373

--------
(1) Reflects the conversion of the Company's outstanding Preferred Stock into shares of Common Stock upon completion of this offering. See Note 2 of Notes to Financial Statements.

(2) In September 1996, the Company's Board of Directors and stockholders approved an amendment to the Company's Articles of Incorporation to remove the mandatory redemption feature of the Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus. The following discussion contains forward-looking statements and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this Prospectus.

OVERVIEW

  The Company, which commenced operations in 1991, develops application software for automating enterprise-wide sales, marketing and customer support functions. From its inception through 1991, the Company was engaged principally in research and development and in developing custom software products. The Company commenced commercial shipments of its TeleTrak and SupportTrak software products in 1992 and delivered consulting services for implementation of its products. The SalesTrak software product began commercial shipment in September 1994. In recent years, the Company has focused primarily on its sales and marketing software products and, as a result of greater market acceptance of these products, the Company's revenues have grown rapidly, increasing from $3.2 million in 1992 to $10.5 million in 1995 and $18.2 million for the first nine months of 1996. Service revenues totaled $1.4 million, $2.6 million, $4.5 million and $7.9 million in each of 1993, 1994, 1995 and the first nine months of 1996, respectively. Service revenues include revenues from consulting services, which the Company believes facilitate more rapid implementation and successful deployment of the Company's software products. The Company realized operating losses from 1992 through the first quarter of 1996, and the Company achieved limited profitability in the second and third quarters of 1996. The losses from 1992 through 1994 primarily reflect the Company's investment in research and development, in particular the transition of its products from an early character-based technology to a Windows user interface-based technology. In addition, in 1993 and 1994, the Company made a substantial investment in the development of its SalesTrak software product and database synchronization technology. The losses in 1995 and the first quarter of 1996 primarily reflect the Company's continued investment in research and development of its software and an increased investment in sales and marketing to increase revenues and expand market share.

  The Company has experienced significant fluctuations in its gross margins on both a yearly and quarterly basis, due principally to changes in the mix of license and service revenues and in the costs associated with each type of revenue. The Company's margins have been favorably impacted in part by an improvement in the mix of license revenues to service revenues, and in more recent periods by the reduced cost of license revenues due to the reduction in the sales of third party database applications and the reduced cost of service revenues resulting from the Company's decreased use of outside contractors. The Company's gross margins may continue to vary significantly in the future.

  Revenues consist of license revenues and service revenues. License revenues for the Company's products consist of server fees for one or more servers and software license fees based on the number of named users. The Company also derives license revenues from sublicensing third party software products. License revenues are recognized upon execution of a license agreement and delivery of software if there are no significant post-delivery vendor obligations and collection of the receivable is deemed probable. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. Revenues from services consist primarily of consulting services, including implementation and adaptation of licensed software and training, maintenance and support. Consulting and training revenues are generally recognized as services are performed, except for revenues from certain fixed-price contracts or milestone deliverables, which are recognized on a percentage-of-completion basis or upon milestone delivery. Post-contract support revenues are recognized ratably over the term of the support period, which is typically one year. For all periods presented, the Company has recognized revenue in accordance with the Statement of Position 91-1 on "Software Revenue Recognition" dated December 12, 1991, issued by the American Institute of Certified Public Accountants.

  The Company's software products may be sold individually or as an integrated suite. Since the beginning of 1995, most of the Company's revenues have come from SalesTrak. The Company anticipates that this trend will continue for the foreseeable future.

  The Company markets its products primarily through a direct sales force in North America. The Company has also sold to large European and multinational firms, resulting in international deployments of its software products. In order to provide these large international customers with local country support, the Company entered into agreements with distributors in the United Kingdom in November 1995 and in France in February 1996. The Company also entered into a reseller agreement with IBM EMEA (Europe, Middle East and Africa) in April 1996 to distribute its products in these geographic areas. The Company has also signed a reseller agreement with IBM in the United States. Revenues from these international and domestic distributors have been insignificant to date. The Company plans to increase its international distribution in the future.

  Although the Company has experienced significant growth in revenues during the past two years, the Company does not believe that prior growth rates are sustainable or indicative of future operating results. In addition, the Company expects increased competition and, as a result, intends to invest significantly in its business. There can be no assurance that the Company will be able to sustain profitability on a quarterly basis or achieve profitability on an annual basis. The Company's limited operating history makes the prediction of future results difficult, if not impossible. The Company's future operating results will depend on many factors, including, among others, the ability of the Company to develop, introduce and market new and enhanced versions of its software on a timely basis; the demand for the Company's software; the size, timing and contractual terms of significant orders; the timing and significance of software product enhancements and new software product announcements by the Company or its competitors; changes in pricing policies by the Company or its competitors; changes in the Company's business strategies; budgeting cycles of its potential customers; customer order deferrals in anticipation of enhancements or new software products; changes in the mix of software products and services sold; changes in the mix of revenue attributable to domestic and international sales; the impact of acquisitions of competitors; seasonal trends; the cancellations of licenses or maintenance agreements; product life cycles; software defects and other product quality problems; personnel changes; the ability of the Company to identify, recruit and retain qualified sales, consulting, technical, marketing and management personnel; investments to develop sales distribution channels; changes in the level of operating expenses; and general domestic and international economic and political trends.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

 Revenues

  The Company's revenues are derived primarily from fees for software licenses and to a lesser extent from services. The Company's revenues were $6.7 million and $18.2 million for the nine months ended September 30, 1995 and 1996, respectively.

  Licenses. Software license revenues were $3.6 million and $10.3 million for the nine months ended September 30, 1995 and 1996, respectively, representing 53% and 57% of total revenues in the respective periods. The increase in dollar amount was primarily due to increased market acceptance of the Company's products and the expansion of its direct sales force.

  Services. Service revenues are primarily comprised of fees for consulting services, training and maintenance. Service revenues were $3.1 million and $7.9 million for the nine months ended September 30, 1995 and 1996, respectively, representing 47% and 43% of total revenues in the respective periods. The increase in dollar amount was due primarily to the increase in consulting, training, maintenance and maintenance renewals associated with increased sales of the Company's applications. As the Company implements its strategy of encouraging third party systems integrators to provide consulting, training and implementation services for its products, consulting and training revenues could decline as a percentage of total revenues in the future.

 Cost of Revenues

  Cost of Licenses. Cost of licenses consists primarily of license fees and royalties paid to third party software providers and, to a lesser extent, product media, product duplication and shipping. Cost of license fees was approximately $722,000 and $899,000 for the nine months ended September 30, 1995 and 1996, respectively, representing 20% and 9% of total license fees and 11% and 5% of total revenues for each period, respectively. The increase in the dollar amount of cost of licenses during the nine months ended September 30, 1996 was due primarily to the increased sales of the Company's products. Gross margins on licenses improved in the first nine months of 1996 due primarily to a reduction in the sales of third party database applications as a percentage of total sales.

  Cost of Services. Cost of services consists primarily of personnel-related costs incurred in providing consulting services, training and maintenance to customers. Cost of services were $2.5 million and $7.0 million for the nine month periods ended September 30, 1995 and 1996, respectively, representing 78% and 88% of total service revenues and 37% and 38% of total revenues for each period, respectively. The increase in costs as a percentage of related service revenues in the first nine months of 1996 over the same period in 1995 is primarily the result of making a significant investment in the Company's services organization, which included the hiring of additional regional and project managers, the retention of a consulting firm to assist the Company in developing a comprehensive services delivery methodology, and extensive training of the Company's services personnel. These actions were undertaken to enable the Company to respond to an anticipated increase in the number of customers. During this period, the Company also made an investment in creating a Consultant Development Program to train recent computer science college graduates in the Company's products, which the Company believes will help reduce its dependence on expensive outside contractors and improve margins. The Company has also invested substantial resources to develop, train and support its third party systems integrator partners. The Company will continue to make investments in its services organization on an as-needed basis to manage growth, improve customer service and improve overall service margins.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses include salaries, commissions, advertising, direct mail, seminars, public relations, trade shows, travel and other related selling and marketing expenses. Sales and marketing costs were $4.3 million and $7.3 million for the nine month periods ended September 30, 1995 and 1996, respectively, representing 64% and 40% of total revenues for each period, respectively. The increase in absolute dollar amount was attributed to expansion of the Company's direct sales force and an increase in marketing activities. The decrease in sales and marketing expenses as a percentage of total revenues was primarily due to the rapid growth of revenues. The Company believes that such expenses will continue to increase in absolute dollar amounts as the Company expands its sales and marketing staff.

  Research and Development. Research and development expenses relate primarily to engineering personnel. Costs related to research and development of products are charged to research and development expenses as incurred. Research and development costs were $1.7 million and $2.4 million for the nine month periods ended September 30, 1995 and 1996, respectively, representing 26% and 13%
of total revenues for each period, respectively. The increase in dollar amount was attributed to an increase in personnel and related expenses. The decrease in research and development expenses as a percentage of total revenues was primarily due to the rapid growth of revenues. The Company expects that research and development expenses will continue to increase in absolute dollar amounts as the Company continues to commit substantial resources to product development and engineering in future periods.

  General and Administrative. General and administrative expenses include personnel costs for administration, finance, human resources and general management, along with legal and accounting expenses and other professional services. General and administrative expenses were approximately $698,000 and $1,088,000 for the nine month periods ended September 30, 1995 and 1996, respectively, representing 10% and 6% of total revenues for each period, respectively. The increase in absolute dollar amount was attributed to expansion of the Company's general and administrative staff and associated expenses necessary to manage and support the Company's growth. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to the rapid growth of revenues. The Company believes that its general and administrative expenses will continue to increase in absolute dollars in the future as the Company expands its staffing and experiences higher costs associated with being a public company.

  Provision for Income Taxes. The Company experienced operating losses for the nine month periods ended September 30, 1995 and 1996 and paid no income taxes.

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

 Revenues

  Total revenues were $4.9 million, $5.9 million and $10.5 million in 1993, 1994 and 1995, respectively, representing year-to-year increases of 21% between 1993 and 1994 and 77% between 1994 and 1995.

  Licenses. License revenues were $3.5 million, $3.4 million and $5.9 million in 1993, 1994 and 1995, respectively, representing 71%, 57% and 57% of total revenues in the respective periods. The decrease in license fees between 1993 and 1994 was due to a transition from the Company's original character-oriented product technology to a newer Windows-based technology. The increase in license fees from 1994 to 1995 was due to increased market acceptance of the Company's Windows-based products, the introduction of SalesTrak and the expansion of the Company's direct sales force.

  Services. Service revenues were $1.4 million, $2.6 million and $4.5 million in 1993, 1994 and 1995, respectively, representing 29%, 43% and 43% of total revenues in the respective periods. The dollar increase in service revenues is primarily the result of an increase in demand for consulting and systems integration services and, to a lesser extent, from an increase in maintenance revenues from a larger, installed base.

Cost of Revenues

  Cost of Licenses. Cost of licenses were $331,000, $365,000, and $979,000 in 1993, 1994 and 1995, respectively, representing 10%, 11% and 17% of the related license revenues for each year, respectively. The increase in the dollar amount of the cost of licenses in each successive year reflects the higher volume of applications sold each year. Cost of licenses increased as a percentage of related revenues from 1994 to 1995 due to increased third party database sales which have a lower product margin than the Company's applications.

  Cost of Services. Cost of services were $1.6 million, $2.6 million and $3.9 million in 1993, 1994 and 1995, respectively, representing 113%, 101% and 86% of the related services revenues for each year, respectively. The increase in the dollar amount of cost of services in each successive year reflects the higher volumes of services and maintenance provided each year. Cost of services decreased as a percentage of related service revenues from 1993 to 1995 due to improved operational efficiency.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses were $3.1 million, $3.2 million and $6.6 million in 1993, 1994 and 1995, respectively, representing 63%, 55% and 63% of total revenues for each year, respectively. The increase in sales and marketing expenses as a percentage of total revenues from 1994 to 1995 was principally due to a significant increase in the number of sales and marketing personnel in 1995.

  Research and Development. Research and development expenses were $2.3 million, $2.2 million and $2.3 million in 1993, 1994 and 1995, respectively, representing 46%, 38% and 22% of total revenues for each year, respectively. The decrease in research and development expenses as a percentage of total revenues is a result of increasing revenues over the relevant periods.

  General and Administrative. General and administrative expenses were $1.9 million, $1.8 million and $1.0 million in 1993, 1994 and 1995, respectively, representing 38%, 30% and 10% of total revenues for each year, respectively. The decrease in general and administrative expenses in absolute dollars and as a percentage of total revenues was primarily due to increased economies of scale, and improved operational efficiencies resulting principally from better receivables collections and the reallocation of certain corporate overhead expenses to other operating departments within the Company.

  Provision for Income Taxes. The Company experienced operating losses for 1993, 1994 and 1995 and paid no income taxes. As of December 31, 1995, the Company had for federal and state purposes net operating loss carry-forwards of approximately $8.0 million and $3.8 million, respectively, and research and development credits of $270,000 and $100,000, respectively. These federal and state carryforwards and research and development credits expire in the years 2007 through 2010 and 1996 through 2000, respectively. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating losses and credits before utilization. See
Note 9 of Notes to Financial Statements.

SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth statement of operations data for the seven quarters ended September 30, 1996, both in dollar amounts and as a percentage of revenues. This information has been derived from the Company's unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Such information should be read in conjunction with the Company's audited financial statements and notes thereto appearing elsewhere in this Prospectus. The Company's quarterly results are subject to fluctuations. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                   QUARTER ENDED
                          ------------------------------------------------------------------
                          MAR. 31, JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31, JUNE 30, SEPT. 30,
                            1995     1995      1995      1995      1996     1996     1996
                          -------- --------  --------- --------  -------- -------- ---------
                                                   (IN THOUSANDS)
Revenues:
 Licenses...............   $  783  $ 1,037    $1,735   $ 2,373    $2,871   $3,346   $4,103
 Services...............    1,083      882     1,187     1,395     2,012    2,709    3,211
                           ------  -------    ------   -------    ------   ------   ------
 Total revenues.........    1,866    1,919     2,922     3,768     4,883    6,055    7,314
                           ------  -------    ------   -------    ------   ------   ------
Cost of revenues:
 Licenses...............      198      369       155       257       407      216      276
 Services...............      780      748       941     1,450     1,986    2,270    2,755
                           ------  -------    ------   -------    ------   ------   ------
 Total cost of reve-
  nues..................      978    1,117     1,096     1,707     2,393    2,486    3,031
                           ------  -------    ------   -------    ------   ------   ------
Gross profit............      888      802     1,826     2,061     2,490    3,569    4,283
                           ------  -------    ------   -------    ------   ------   ------
Operating expenses:
 Sales and marketing....      947    1,379     1,950     2,350     2,201    2,326    2,731
 Research and develop-
  ment..................      611      593       508       574       626      761      966
 General and administra-
  tive..................      211      247       240       325       313      401      374
                           ------  -------    ------   -------    ------   ------   ------
 Total operating ex-
  penses................    1,769    2,219     2,698     3,249     3,140    3,488    4,071
                           ------  -------    ------   -------    ------   ------   ------
Income (loss) from oper-
 ations.................     (881)  (1,417)     (872)   (1,188)     (650)      81      212
Other income, net.......       16       11        20        16        12       11       30
Interest expense........      (39)     (39)      (46)      (33)      (25)     (36)     (82)
                           ------  -------    ------   -------    ------   ------   ------
Net income (loss).......   $ (904) $(1,445)   $ (898)  $(1,205)   $ (663)  $   56   $  160
                           ======  =======    ======   =======    ======   ======   ======

                                                   QUARTER ENDED
                          --------------------------------------------------------------------
                          MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30, SEPT. 30,
                            1995      1995      1995      1995      1996      1996     1996
                          --------  --------  --------- --------  --------  -------- ---------
                                         AS A PERCENTAGE OF TOTAL REVENUES
Revenues:
 Licenses...............    42.0%     54.0%      59.4%    63.0%     58.8%     55.3%     56.1%
 Services...............    58.0      46.0       40.6     37.0      41.2      44.7      43.9
                           -----     -----      -----    -----     -----     -----     -----
 Total revenues.........   100.0     100.0      100.0    100.0     100.0     100.0     100.0
Cost of revenues:
 Licenses...............    10.6      19.2        5.3      6.8       8.3       3.6       3.7
 Services...............    41.8      39.0       32.2     38.5      40.7      37.5      37.7
                           -----     -----      -----    -----     -----     -----     -----
 Total cost of reve-
  nues..................    52.4      58.2       37.5     45.3      49.0      41.1      41.4
                           -----     -----      -----    -----     -----     -----     -----

Gross profit............    47.6      41.8       62.5     54.7      51.0      58.9      58.6
                           -----     -----      -----    -----     -----     -----     -----
Operating expenses:
 Sales and marketing....    50.8      71.8       66.7     62.4      45.1      38.4      37.3
 Research and develop-
  ment..................    32.7      30.9       17.4     15.2      12.8      12.6      13.2
 General and administra-
  tive..................    11.3      12.9        8.2      8.6       6.4       6.6       5.2
                           -----     -----      -----    -----     -----     -----     -----
 Total operating
  expenses..............    94.8     115.6       92.3     86.2      64.3      57.6      55.7
                           -----     -----      -----    -----     -----     -----     -----
Income (loss) from oper-
 ations.................   (47.2)    (73.8)     (29.8)   (31.5)    (13.3)      1.3       2.9
Other income, net.......     0.9       0.5        0.7      0.4       0.2       0.2       0.4
Interest expense........    (2.1)     (2.0)      (1.6)    (0.9)     (0.5)     (0.6)     (1.1)
                           -----     -----      -----    -----     -----     -----     -----
Net income (loss).......   (48.4)%   (75.3)%    (30.7)%  (32.0)%   (13.6)%     0.9%      2.2%
                           =====     =====      =====    =====     =====     =====     =====

  Any decline in the demand for or market acceptance of the Company's software products or services would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced significant growth in revenues in recent quarters, there can be no assurance that the Company will sustain such growth in revenues. The Company only became profitable in the quarter ended June 30, 1996, and there can be no assurances that the Company will be able to sustain consistent profitability on a quarterly basis or achieve profitability on an annual basis in the future, if at all. The license of the Company's software generally requires the Company to engage in a sales cycle of three to twelve months or longer and to provide a significant level of education to prospective customers regarding the use and benefits of the Company's software. For these reasons, sales cycles are subject to a number of potentially significant delays over which the Company has little or no control. Further, the Company believes that the purchase of its software is relatively discretionary and generally involves a substantial commitment of capital. Therefore, in the event of any general downturn in the economy or in any potential customer's business, these events could result in the deferral or cancellation of the purchase of the Company's products. Accordingly, such deferrals could have a material adverse effect on the Company's business, financial condition and results of operations and cause the Company's operating results to vary significantly from quarter to quarter.

  The Company's business has experienced and is expected to continue to experience seasonality, in part due to customer purchasing patterns. In recent years, the Company has generally had stronger demand for its software products during the quarters ending in June and December and weaker demand in the quarters ending in March and September.

 Quarterly software license revenues are difficult to forecast because the market for client/server applications is rapidly evolving, and the Company's sales cycle, from initial trial to purchase and the provision of consulting and support services, varies substantially from customer to customer. The Company typically receives a substantial portion of its software license orders in the last month or weeks of a quarter. In addition, quarterly software license revenues are also heavily dependent on the timing of revenue recognition, which can be affected by many factors, including the timing of contract execution and delivery and customer acceptance, if applicable. The Company has limited backlog in that it typically ships its software products shortly after an order is received. Therefore, the Company has limited visibility on software license revenues for future quarters. Despite the uncertainties in its quarterly revenue patterns, the Company's operating expenses are based upon anticipated revenue levels and are relatively fixed in the short term. If revenue levels fall below expectations, the Company's operating and net income results would be adversely affected. Due to the foregoing factors, quarterly revenue and operating results are not predictable with any significant degree of accuracy. As a result, it is likely that in some future period the Company's results of operations could fail to meet the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through equity financings in which it has raised approximately $17.5 million, financing under its equipment lease lines and a revolving bank line of credit. In 1993, 1994, 1995 and the nine months ended September 30, 1996, approximately $3.5 million, $4.2 million, $4.1 million and $2.9 million, respectively, of cash were used in operations. In 1995 and the nine months ended September 30, 1996, the Company experienced significant growth in accounts receivable accompanying the Company's increased sales volume, which was partially offset by increases in accounts payable and other current liabilities.

  In 1993, 1994, 1995 and the nine months ended September 30, 1996, the Company's investing activities consisted primarily of purchases of property and equipment. In these periods, the Company used approximately $228,000, $427,000, $933,000 and $1.9 million, respectively, of cash to purchase property and equipment, primarily for personal computers and for furniture and other office equipment. The Company expects that the rate of purchases of property and equipment will increase as the Company's employee base grows. As of September 30, 1996, the Company's principal commitments consisted primarily of lease lines of credit for equipment and software purchases and leases for office facilities. See Notes 3 and 4 of Notes to Financial Statements.

  At September 30, 1996, the Company had $1.7 million in cash and cash equivalents and $2.6 million of working capital. The Company had available a revolving bank line of credit agreement under which the Company had borrowed $1.5 million at September 30, 1996. Under the line of credit, the Company had the ability to borrow up to 75% of eligible receivables or a maximum of $3 million. The line of credit is collateralized by the assets of the Company and certain financial covenants are required to be maintained. The line of credit also contains a restrictive covenant that limits the Company's ability to pay cash dividends or make stock repurchases in excess of $350,000 without the prior written consent of the lender. The line of credit expires on July 15, 1997 and will automatically increase to $4 million upon completion of this offering. On July 15, 1996, the Company also obtained an equipment term loan of $1.3 million from its bank under which the Company had borrowed $590,000 at September 30, 1996. The Company currently has no significant capital spending or purchase commitments other than normal purchase agreements and commitments under facilities, line of credit and capital leases. See Note 4 of Notes to Financial Statements.

  The Company believes that the net proceeds from the sale of Common Stock offered hereby, together with its current cash balances, cash available under its lines of credit and cash from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent that the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such growth may require the Company to obtain additional equity or debt financing. There can be no assurances that any necessary additional financing will be available to the Company on commercially reasonable terms, if at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of businesses, products or technologies, the Company, from time to time, evaluates potential acquisitions of other businesses, products and technologies that are complementary to those of the Company, and may in the future require additional equity or debt financings to consummate such acquisitions.

                                   BUSINESS

  The following Business section contains forward-looking statements and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Aurum Software, Inc. is a leading provider of enterprise-wide sales and marketing information software. The Company provides the Aurum Customer Enterprise suite of applications which helps automate the field sales, telemarketing, telesales and customer support functions of a business. The Company's products are based on advanced client/server and Internet/Intranet technologies and are designed to address the sales and marketing requirements of businesses ranging from medium-sized enterprises to large multinational corporations. The Aurum Customer Enterprise has been installed to date in deployments consisting of as many as 3,400 users. The Company provides businesses with integrated, adaptable and mobile software solutions to meet their competitive business goals. The Company's products are designed to enable customers to increase revenues, shorten sales cycles, increase repeat sales, improve forecasting accuracy and visibility, decrease sales and marketing costs, increase customer satisfaction, obtain timely market intelligence and gain a strategic competitive advantage. The Company has deployed its applications in a diverse set of industries including financial services, chemicals, high technology, health care, information services, manufacturing, publishing, telecommunications and utilities. The Company's customers include A.C. Nielsen Company, CUC International, Eastman Chemical, Fleet Bank, GE Capital, Hewlett-Packard Company, Hilti, Lanier Worldwide, MCI Communications, Netscape Communications Corporation, Sprint Spectrum L.P. and Sun Microsystems.

INDUSTRY BACKGROUND

  The market dynamics of the current business environment are forcing companies across a wide range of industries to find new ways to improve their organizational efficiency, increase revenues and reduce costs. Many companies have effectively applied client/server technologies to automate "back office" operations, including manufacturing, finance, order entry and human resources, to streamline corporate operations and to reduce operating costs. The automation of these back office operations has not, however, addressed the competitive challenges of increasing revenue generation and improving customer satisfaction through automation of the "front office" sales and marketing functions. Automation solutions to these front office functions have been much slower to develop due, in part, to the complex dynamics and highly individualized nature of sales and marketing business processes within organizations. Companies are, however, increasingly focusing on their front office sales and marketing operations, often their largest operating expense category, as the next major business function to be automated and are recognizing the importance of integrating them with their back office applications. In a May 1996 research report, Aberdeen Group, Inc., an independent market research firm, projected that the market for packaged sales and marketing application software will grow at an average annual compounded rate of 50%, from $140 million in 1995 to $700 million in 1999.

  The demands of the current market environment have resulted in fundamental changes in the sales and marketing strategies traditionally used by businesses. To improve the productivity of their direct sales forces, companies must be able to implement team selling models comprising separate but integrated telemarketing, telesales and direct sales functions. Companies must also be able to augment direct sales strategies with multi-tiered distribution strategies that utilize OEMs, VARs, distributors and other channel partners. Further, as businesses have expanded internationally, this multi-tiered distribution strategy must be adapted to the different cultures and business practices of geographically dispersed markets. The need to improve sales productivity also requires companies to develop more effective methodologies for customer lead generation and qualification, collection and internal distribution of product and competitive information, determination of customer requirements and market trends, improvement in visibility and accuracy of product and revenue forecasts, and management and training of sales and marketing personnel. In addition, companies must be able to effectively manage and distribute relevant customer and market information on a real-time basis between the marketing and back office operations of the home office and the remote field sales force to ensure that the selling and customer retention effort is fully coordinated and to formulate intelligent and timely marketing strategies. Sales and marketing information solutions that address these requirements must offer a combination of automation of business processes, information collection and sharing, decision support and management reporting.

  The need to transform front office sales and marketing operations to meet the challenges of an increasingly competitive marketplace is converging with the availability of a new generation of enabling technologies. Distributed client/server computing environments have become increasingly commonplace, built upon a foundation of relational database platforms, object-oriented technology, wide deployment of LAN/WAN solutions and high-speed modem technology. In addition, new generation operating systems, a more powerful and easier to use graphical Windows interface and powerful Pentium-based laptop computers are available to support the information and computing requirements of a growing population of mobile sales and marketing professionals. These technologies have been further leveraged by the capabilities of the Internet and corporate-based Intranets, which may fundamentally change the way businesses deliver products and services to their customers. In addition, the ability of companies to instantly access and distribute a broad range of up-to-date information about their customers and competitors through the Internet and corporate-based Intranets also offers significant new automation opportunities to the sales and marketing function.

  The Company believes that sales and marketing automation efforts developed to date have been mostly inadequate because the sales and marketing process of a company is highly individualized and requires applications that can be readily adapted to the dynamics of rapidly changing business environments as well as changes in the company's business processes. In response, companies have often attempted custom, in-house software development but have been frustrated by the time and expense required to provide complete functionality, the difficulty of solving the complex database synchronization problem of linking intermittently connected mobile sales representatives with a central customer database and the difficulty encountered in supporting and upgrading software in response to continually changing organizational and market requirements. As an alternative to custom software development, many companies have selected packaged applications offered by independent software vendors. Although these packaged products effectively manage time-related activities and customer contacts, they have largely been implemented for individual contact management or departmental use, creating "islands" of automation that fail to deliver a "closed-loop" method of acquiring, developing and retaining customers across the enterprise. In addition, these products have generally failed to address the needs of companies seeking automated solutions that can be tailored to the process-specific requirements of the sales and marketing operation. Specifically, sales force automation products generally have not permitted front office and back office operations to share and integrate up-to-date information and have not provided the robust and scalable database synchronization necessary to link diverse and geographically dispersed sales organizations on a real-time basis. The Company believes that the lack of robust database synchronization is the single most important technical impediment to the successful automation of sales and marketing operations.

  As a result, many companies are looking for packaged application software that has the flexibility and adaptability to map to their exact business processes, support multi-tiered distribution channels, interface with back office applications, adapt to emerging technologies such as the Internet and provide powerful, scalable synchronization capabilities to coordinate customer information among thousands of mobile users on a global basis. As sales and marketing information products are developed that provide the integrated solutions necessary to address these challenges, the Company believes that companies that implement these sales and marketing systems will improve their organizational efficiency, increase revenues and reduce costs. Today, leading-edge companies are implementing sales and marketing information systems to increase sales productivity and to obtain a competitive advantage. In the future, the Company believes these sales and marketing information systems will become a competitive necessity and companies that fail to improve their customer acquisition and retention processes by implementing these systems will be at a fundamental competitive disadvantage.

THE AURUM SOLUTION

  The Company provides an integrated suite of client/server and Internet-based applications designed to automate sales and marketing operations. Leveraging a patent-pending database synchronization technology that provides real-time access to customer information for all users, the Company's applications enable businesses to implement improved customer acquisition and retention processes by integrating, automating and managing sales and marketing operations among customers, headquarters, branch offices, field-based employees and distribution partners. Aurum's dbSync technology employs a real-time scanning approach to provide database synchronization that is fast, scalable, recoverable, extensible and configurable. The Company believes that its dbSync technology is unique in the industry and has played a critical role in winning large-scale sales force automation opportunities.

  The Aurum Customer Enterprise can be implemented as an enterprise solution for large organizations and has been installed to date in deployments consisting of as many as 3,400 users. The Company's applications permit companies to leverage the latest available technologies, including the Internet, thereby providing immediate access to external sources of information to generate and qualify leads and to obtain market intelligence about potential customers and competitors. An object-oriented open architecture enables integration with other enterprise applications and offers an interface that may be configured to company-specific sales and marketing models and that may be adapted over time to accommodate a company's changing business requirements.

  The Company believes that its software products provide the following benefits to its customers:

  Closed-Loop Sales and Marketing Process. The Company's software automates the collection of customer and marketing information, permitting users to evaluate the effectiveness of specific marketing programs, obtain timely and accurate profiles of customer purchasing patterns and improve coordination between internal sales and marketing and field sales personnel.

  Faster and More Timely Access to Information. Leveraging the Company's synchronization and Internet/Intranet technologies, the Company's software links diverse functions and delivers critical information on a real-time basis internally to marketing, finance and sales management personnel and externally to remote sales teams.

  Improved Customer Interaction. The Company's software provides rapid access to information, allowing sales personnel to efficiently sort, qualify and focus on prospective sales leads and spend more time selling to qualified prospects.

  Improved Forecasting and Visibility. The Company's software provides marketing and finance staffs with real-time access to current and accurate information about the sales pipeline.

  Shortened Sales Cycle and Reduced Training Costs. By accumulating customer and market information relevant to the business model of a company, the Company's software products reduce training time for new sales representatives and reduce the time required to source, qualify and research prospective customers and to close sales.

  Improved Customer Retention and Repeat Sales. Access to historic customer information permits a consistent sales interface, even where multiple sales representatives or different departments or divisions are involved, enabling better customer relationships and increased repeat sales.

STRATEGY

  The Company's objective is to become the market leader in sales and marketing information systems. To achieve this objective, the Company is pursuing the following strategies:

  Maintain and Expand Technology Leadership in Sales and Marketing Applications. The Company's strategy is to continue to develop its advanced technology and enhance the functionality of its software. The Company's sales and marketing software provides a comprehensive selling platform designed to integrate with back office applications and provide real-time access to large data stores across wide and local area networks to thousands of connected and intermittently connected mobile users. This platform includes a suite of applications that support the range of sales and marketing functions, object-oriented tools that enable customization of the application suite to a company's process-specific business model and a user-friendly, Windows-based interface. The Company believes that the functionality of its software, its ability to integrate with other enterprise applications, its database synchronization technology and its ability to scale to the growth requirements of large multinational organizations will be key factors in the Company's ability to achieve broad market acceptance for its products.

  Focus on Rapid Deployment and Enable Large-Scale Implementations. The Company believes that the successful deployment of its software in a diverse set of industries and in a wide variety of customer environments ranging to thousands of users is due, in part, to its ability to rapidly adapt its applications to map to the specific sales and marketing processes of its customers. To date, the Company has installed its software products in deployments consisting of as many as 3,400 users, and the Company intends to leverage this large-scale implementation experience to penetrate large multinational organizations. The Company believes that the strength of its back-end server and database synchronization technology provides the product scalability necessary to accommodate the requirements of thousands of connected and mobile users and represents a significant competitive advantage. The Company also believes it has gained competitive advantage because of its ability to implement and deploy its application solutions quickly through the use of its internal consulting services organization and through partnering with certified systems integrators.

  Leverage Strategic Business and Technology Partnerships. The Company's strategy is to work with consulting and technology companies to increase market acceptance of its software. The Company has established a number of strategic business and technology partnerships with industry leaders in consulting and implementation, including Cambridge Technology Partners, Deloitte & Touche LLP, Ernst & Young LLP, IBM and KPMG Peat Marwick LLP. Through these partnerships, the Company seeks to effectively leverage its resources in marketing its software to a broad range of businesses and industries. The Company has also established strategic technology partnerships with database/tools companies such as Business Objects, Centura, Informix, Microsoft, Oracle and Sybase, and other technology companies including MediaShare, Netscape, Trilogy and XcelleNet. The Company intends to continue to work with consulting and technology companies to address new markets and initiatives.

  Expand Global Market Presence. The Company's strategy is to extend distribution by increasing its sales force in North America and by adding additional distributors in Europe, the Pacific Rim and other parts of the world. The Company believes that there are significant international market opportunities for its products and intends to pursue these opportunities by leveraging the resources and market presence of international distributors. The Company intends to enhance the appeal of its software in international markets by localizing its sales and marketing applications for implementation in several foreign languages and in multiple foreign currencies. As market acceptance for the Company's software increases, the Company will also consider the use of direct sales strategies and joint ventures to enhance its pursuit of international markets.

  Leverage Internet and Intranet Technologies. The Company believes that the Internet and corporate-based Intranets offer significant opportunities to automate sales and marketing operations and has designed its products to exploit the potential of these technologies. Through the implementation of WebTrak, its Internet integration software, the Company's software products enhance the ability of its customers to collect leads and integrate those leads into their sales and marketing process. The Aurum Smart Encyclopedia, an Intranet-based marketing encyclopedia system, employs intelligent agents to browse the Internet to collect targeted competitor information for integration into an organization's sales and marketing system database. This information can then be immediately accessed by all users across the enterprise. The Company believes that the informational power of the Web will become a significant factor in the effectiveness of the Company's software in enhancing sales productivity, and the Company intends to continue to develop additional means by which the Company's applications can leverage this power.

  Extend Product Line into Related Customer Management Application Areas. The Company has focused to date on establishing its presence in the market for sales and marketing applications through the development and sale of its integrated suite of sales and marketing software products. The Company intends to leverage these products to achieve a more significant presence in other customer management-related applications in the customer interaction market.

SOFTWARE PRODUCTS

  Aurum Customer Enterprise is a suite of applications that addresses the functional needs of sales, marketing and support organizations involved in the management of customer relationships. These integrated client/server and Internet-enabled applications manage information describing sales opportunities, customer relationships, forecasts and quoting, sales methodologies and sales cycles and customer support throughout global organizations. These applications enable a complex, multi-tier team selling model through the sharing of customer and prospect information, product information, pricing, forecasting, competitive intelligence, sales metrics and best selling practices. These applications can also provide better customer support by providing current information on customer issues to all members of the sales and support team. Aurum's software can be interfaced with customers' other enterprise applications for financial, order entry or inventory information vital to the sales and marketing process.

  The Aurum Customer Enterprise application suite utilizes common administrative modules and a central customer database that contains key information about active and historical marketing campaigns, customer contacts and relationships, account strategy, task and activity history, the account sales team and the business accomplishments necessary to move each customer to the next phase in the sales process. Customer support history is instantly available and relevant financial, order history and shipment data can also be supplied to the sales force when the sales and marketing applications are linked to other enterprise applications.

  The applications operate on a UNIX or NT based server with an Oracle, Sybase, Informix or Microsoft SQL Server database accessed through Windows 3.1, Windows NT or Windows 95 clients. Further, mobile, detached users may operate on a laptop database and perform on-demand real-time database synchronization to a corporate or local database server using Aurum's dbSync product through a LAN/WAN, dial-up, RAS, XcelleNet, wireless or Internet connection. These applications may be used individually or as part of an integrated customer management solution.

  List prices for each of Aurum's Customer Enterprise applications are based on a license fee per server as well as license fees based on named users. The list prices for the Aurum Customer Enterprise applications range from $15,000 to $30,000 per server and from $1,500 to $3,000 per user.

 Business Applications

  Aurum SalesTrak. SalesTrak is an enterprise-wide sales force automation application designed to enable mobile and connected sales professionals to manage leads, opportunities, customer relationships, contact information, account activities, calendars, literature fulfillment, price lists, quotes and forecasts. To support team selling, SalesTrak helps the mobile sales professional manage all of the key milestone events and assign team responsibilities throughout a sales cycle, including key contact information, account information, account strategy, key influencers and team tasks. SalesTrak can support different sales methodologies and can be used by companies to reinforce defined sales processes. SalesTrak provides companies with increased visibility and early intelligence about changes in the composition and quality of leads in the sales funnel at a marketing level, at a regional level and at an individual sales representative's level. It also provides valuable metrics on the length of the sales cycle, success ratios, win/loss data and other key business metrics which can help improve the sales and marketing process.

  Aurum TeleTrak. TeleTrak is a comprehensive telemarketing/telesales application designed to improve call center performance and enhance productivity in both inbound and outbound operations. Customer inquiries enter the process through toll-free telephone calls, the Internet, targeted marketing campaigns or seminars and may be followed up by the pre-assigned or next available telemarketing representative who will "work" the contact through a series of strictly or loosely defined accomplishments to the pre-qualified phase. Activities can include lead generation, call scripting, activity management, follow up contact, literature fulfillment, quotes, order generation and forecasting. Each customer contact, response or note is recorded in the system to enable an audit trail of campaign effectiveness, as well as individual representative productivity. A complete set of reports assists management in running the telemarketing/telesales call center. TeleTrak can be integrated with the latest in computer telephony technology including automatic call directors, dialers and facsimile servers for maximum call center productivity.

  Aurum SupportTrak. SupportTrak is a call management application for customer support call centers. SupportTrak handles customer support calls through the Web, telephone call, e-mail or fax through call resolution. It also provides call routing or dispatch capabilities, call management, activity tracking, calendaring, information bulletin and literature fulfillment. SupportTrak is designed to streamline and automate the sharing of customer support information throughout the enterprise and is tightly integrated with the Company's SalesTrak and TeleTrak applications. Customer support activity is stored in the central database, providing sales professionals a complete customer support activity profile.

  Aurum Management Information System. The Management Information System includes Aurum Explorer and Aurum Reporter and provides a comprehensive new approach to utilizing Aurum's customer information system as a data warehouse. It combines the latest On-Line Analytical Processing (OLAP) technology with the Aurum Customer Enterprise and enables a variety of functions from ad-hoc reporting to on-line analytical processing and drill down analysis of the customer data. Built on the foundation of Business Objects, an industry-leading enterprise level query tool, the Management Information System includes an Aurum-specific customer object repository, a set of 35 predefined analyses and templates and end-user tools for drill down and ad hoc analysis. Templates include forecasting, funnel management by product/team/organization, win/loss, competitive tracking, sales team performance and more. The Management Information System is also open and extensible to incorporate enterprise information from external third party sources and "back office" customer information. This application gives managers and sales representatives throughout the customer life cycle process the ability to do ad hoc and comprehensive analysis in an easy to use, graphical form.

 Enabling Technology

  Aurum dbSync. Aurum's dbSync technology employs a patent-pending real-time scanning approach to provide database synchronization that is fast, immediate, scalable, recoverable, extensible and configurable. The Company believes that its dbSync technology is unique in the industry and has played a critical role in winning large sales force automation opportunities. dbSync is designed to facilitate the timely exchange of information among sales team members with fast and efficient updates because only net changes and additions are exchanged. Its advanced design offers sophisticated collision detection and error recovery capabilities and transport independence with support for multiple communications links including dial-up, LAN, WAN, RAS, XcelleNet, wireless and the Internet. dbSync is designed to support server-to-server synchronization so that smaller regional SalesTrak servers can be placed in foreign countries which can provide substantial savings in telecommunications costs. dbSync also provides Electronic Software Distribution which can be used to electronically distribute the latest release of SalesTrak or other Windows applications to up to thousands of mobile users. The Electronic Software Distribution feature also supports the transfer of marketing encyclopedia files from the Company's Intranet-based marketing encyclopedia system. The use of dbSync is illustrated below:


                                Mobile Network

                            [ARTWORK APPEARS HERE]

  Aurum EventTrak. EventTrak is an escalation and workflow engine designed to facilitate the mapping of an individual company's business process by defining key business rules for escalation and notification of events and issues. This module enables a user to set up pre-defined events and business processes for handling specific customer processes such as a type of service call, a literature fulfillment request or an information inquiry through telemarketing.

  Aurum CTITrak. CTITrak is a computer telephony interface that connects the Company's applications with automatic call distributors ("ACD"), interactive voice response ("IVR"), dialers and other telephony equipment. In connection with an incoming customer call, CTITrak enables a company representative to access and retrieve all data related to the calling customer from the sales and marketing database and forward both the data and the call directly to the call center representative.

 Internet/Intranet Applications

  Aurum WebTrak. WebTrak is an Internet-enabled application that provides an interface to Aurum's sales and marketing applications from the Web. WebTrak enables the easy publishing of Aurum database application forms on a Web server HTML home page. These forms can be directly accessed by a prospect or customer to indicate their interest in a specific product, to register for a seminar or to place an order directly. Once the data is entered on the Web server, WebTrak captures this information and transfers it to the sales and marketing database where it can be acted upon further with the aid of intelligent agents. An inquiry or customer request can be prequalified through the Web and automatically entered into the sales and marketing process, setting off a series of activities for direct follow up. In addition, customer profile information is captured in the Aurum customer database, enabling a company to understand and better market to Internet visitors. WebTrak extends the reach of automated sales and marketing solutions to include the power of the Internet by enabling Web lead generation and one-to-one marketing through the generation of customized marketing and sales profiling information through the Internet.

  Aurum Smart Encyclopedia. The Smart Encyclopedia provides complete product, competitive, industry and technical information and a set of monitoring agents that can actively alert a representative to new information that affects the sales cycle or existing customer relationships. This system enables marketing and sales professionals to subscribe to product, company, technical and competitive information from other Web sites on the Internet and from their corporate Intranet server.

  The Smart Encyclopedia contains intelligent agents which actively monitor Internet Web sites and the Intranet marketing encyclopedia content for net changes. Mobile representatives have the ability to periodically connect to the corporate Intranet through the dbSync process to update the information stored on their notebook computers and to download new information. The mobile sales representatives can then use a Web browser off-line to look at the information that was downloaded to their laptop. This approach ensures that sales professionals are always working with the latest customer data, product and pricing information, competitive intelligence and multimedia selling presentations. It also minimizes the amount of time that sales professionals need to spend searching for competitive intelligence.

PRODUCT ARCHITECTURE

  The Company's software is developed using proven technologies such as 3-Tier client/server component architecture, modern graphical user-interface designs, object-oriented rapid application development tools, relationship modeling tools, commercial relational databases and Web-centric development tools. In addition, the Company's software products employ a unique patent-pending database synchronization technology with a proven scalable architecture.

  Aurum Customer Enterprise Server. The customer management database serves as the foundation of all the Company's applications and contains information such as leads, companies, contacts, tasks, sales cycle phases, price books, support information, telemarketing scripts, campaign data and other related customer information. The common database is a normalized schema that is optimized for scalability based on the Company's experience in implementing large-scale deployments. Data stored in the common database is distributed to mobile users through the Company's database synchronization technology. The common database schema is extensible and configurable to exactly model a company's business requirements.

  Adaptable and Configurable Development Environment. The Company uses an object-oriented rapid application development environment so the software can be easily configured to support changing field names, field labels and changes in the user interface and layout forms. The class library objects contain key components and business processes which can be easily adapted to match a company's exact sales and marketing process--including the complete application logic and flow of the application. This approach enables customers to quickly prototype, model and implement their specific business processes very rapidly and also gives them the ability to change their processes quickly over time as business needs change.

  3-Tier Client/Server Architecture. The Company developed a 3-Tier client/server adaptable architecture that conceptually consists of a visual layer, business layer and transaction layer as illustrated below. The architecture employs Microsoft technology for ease of use and industry compatibility and Aurum technology for high performance and remote user support. The visual layer, which is the sales user component, provides a Windows interface and permits the user to prioritize information views. The business layer allows managers to easily adapt and implement management decisions and business process rules across the enterprise. The transaction layer serves as the repository of customer data and access point to other enterprise databases, and is designed to manage the connections between the client and server to optimize performance and scalability to support a large number of clients. Each layer is designed to support rapid, easy upgrade of user-defined content to newer versions of Aurum products that preserves the user's existing investment.


                         Aurum Adaptable Architecture


                            [ARTWORK APPEARS HERE]


  Database Synchronization. The Company's database synchronization provides on-demand database synchronization, heterogeneous database synchronization, complex data distribution model (team selling support and other application-specific logic), customizable business objects (business rules reside in the database), high performance extraction of net data changes, collision handling, full extensibility and customization, support for electronic software distribution, transport independence (works over WAN, LAN, Xcellenet, dial-up and the Internet) and full recoverability if the communications session fails.

  Internet Technology. The Company's WebTrak product is based on a common gateway interface. The Company intends to evolve this interface to JavaScript and over time to provide full support for Microsoft Active X components so that its applications or portions of its applications (applets) may be distributed to remote users through the Internet or through a corporate Intranet.

STRATEGIC PARTNERS

  A key part of the Company's strategy is to extend its strategic partnerships with industry-leading firms to increase customer demand for the Aurum solution, expand market penetration and provide complementary technology, services and training. These partnerships are intended to provide complete sales and marketing solutions for Aurum customers. The Company has established strategic partnerships in three key areas: systems integration, technology and sales methodology.

  Systems Integration Partners. Projects which transform sales and marketing operations are often large and complex, and include business process reengineering, large-scale implementations, roll out and training for up to thousands of users. These implementations are often global in scope. Established systems integration firms provide both domain expertise and trained personnel to address these challenges. Having provided business process re-engineering, total quality management and other solutions to meet the back office automation needs of Fortune 500 and other organizations, many established systems integration firms have begun to focus on and create dedicated front office sales and marketing solutions.

  Aurum's strategy includes working closely with a selected number of industry-leading firms with a history of delivering successful sales and marketing information system implementations. Aurum and its systems integration partners provide a complete solution for a customer's business process, application implementation and roll out needs. The Company believes that these relationships have enhanced its presence in both Fortune 500 firms and in international markets. Aurum has established strategic system integration partnerships with Cambridge Technology Partners, Deloitte & Touche LLP, Ernst & Young LLP, IBM and KPMG Peat Marwick LLP.

  Technology Partners. The Company's technology strategy is to focus on core product development areas and partner with industry-leading technology vendors to provide customers with a complete solution. The Company has worked with leading database and tool vendors such as Business Objects, Centura, Informix, Microsoft, Oracle and Sybase. The Company has also worked with key Internet and communications technology vendors, including Dialogic (computer telephony), First Floor Software (intelligent agent technology), Netscape and XcelleNet (remote communications) as well as with complementary sales automation vendors, including MediaShare (marketing encyclopedia), Sant & Assoc. (proposal generator) and Trilogy (sales integrator). The Company intends to continue working with these and other technology vendors.

  Sales Methodology and Training Partners. The Company believes that an increasing number of companies are implementing sales methodologies and training as part of their sales and marketing automation efforts. In order to meet these customer needs and deliver a complete solution, the Company has established a strategic relationship with The Kappa Group, Inc., an industry-leading consulting and sales methodology firm. The Company's SalesTrak product incorporates, as part of this partnership, The Kappa Tools, a set of territory, opportunity management and strategic planning tools designed to increase the effectiveness of sales and marketing professionals. Aurum and The Kappa Group have jointly conducted marketing and trade show activities in order to promote their mutual solution to current and prospective customers. The Company intends to establish similar arrangements with other sales methodology consultants.

CUSTOMERS

  As of September 30, 1996, the Company had licensed its products to over 120 customers. The following is a representative list of the Company's customers that have purchased more than $100,000 in software and services and had current maintenance contracts with the Company as of September 30, 1996. In 1995, MCI Communications Corporation accounted for approximately 11% of the Company's total revenues.


 TELECOMMUNICATIONS                          SOFTWARE
 ------------------                          --------

  BBN Corporation                              Business Objects S.A.
  MCI Communications Corporation               Macromedia, Inc.
  Sprint Spectrum L.P.                         Mercury Interactive Corporation
                                               Netscape Communications
                                               Corporation
 FINANCIAL SERVICES
 ------------------
                                             MANUFACTURING
  Export Development Corp.                   -------------
  Fleet Bank
  GE Capital                                   Armstrong World Industries, Inc.
  Hewlett-Packard Company                      Eastman Chemical
                                               Hilti, Inc.
                                               Lanier Worldwide, Inc.
 UTILITIES                                     S&C Electric Co.
 ---------                                     Welch Allyn
                                               Wisconsin Tissue
  Entergy Corporation
  Houston Lighting & Power Company
  Minnesota Power & Light Company            INFORMATION/PUBLISHING/OTHER
                                             ----------------------------

 TECHNOLOGY                                    A.C. Nielsen Company, Inc.
 ----------                                    Adia S.A.
                                               Kaiser Permanente
  Catalink Direct, Inc.                        National Data Corporation
  Dialogic Corporation                         Neodata Services, Inc.
  Extended Systems                             The Atlanta Journal-
  Fair, Isaac and Company, Inc.                Constitution
  Level One Communication                      Reed Reference Publishing
  Maxtor Corporation
  Parker Compumotor Division
  Sun Microsystems, Inc.
  Telogy Networks, Inc.
  Tencor Instruments

  Aurum applications have been selected by organizations in a wide variety of industries for domestic and global implementation. The following are examples of customer implementations of Aurum applications:

 MCI Communications Corporation

  Situation: MCI Communications Corporation ("MCI") identified a mission-critical need to both capitalize upon new business opportunities offered by deregulation of the telecommunications industry and respond to the resulting new level of competitive pressure. Specific goals included rapidly migrating from a single line of long distance related products to a more diversified line of information products, effectively training a 5,000 person sales force and increasing the revenue generated by each sales representative while reducing the overall cost of sales. After a lengthy evaluation process, MCI chose Aurum's SalesTrak to meet its lead and opportunity management requirements. SalesTrak was selected for its ability to scale to meet the needs of thousands of users and provide the real-time access to product, marketing and other enterprise data necessary to achieve identified goals.

  Solution: MCI initiated a new "virtual workplace" selling paradigm designed to increase the amount of time sales representatives spent in front of customers and deployed a laptop-based virtual desktop solution centered on SalesTrak. MCI sales representatives now have real-time access to new leads and opportunities stored in a multi-gigabyte back-end database, as well as integrated proposals, presentations and other multimedia selling tools relating to new and existing products. Access to this wide array of corporate data is provided on a real-time basis by Aurum's dbSync, which also implements updates made by sales representatives located throughout the country as they work with customers and prospects. Aurum's SalesTrak and dbSync facilitate immediate access to new leads, pricing information, multimedia presentations, competitive analysis, new product information and complex proposals.

  Using SalesTrak and dbSync, MCI was able to prepare and execute an enterprise-wide solution within six months from date of initiation.

 Netscape Communications Corporation

  Situation: Netscape Communications Corporation ("Netscape") was faced with a mission-critical need to manage a large number of incoming business leads from both existing and prospective customers, qualify and develop these opportunities for multiple tiers of distribution and seamlessly integrate Internet inquiries into this single sales and marketing process. Netscape completed a lengthy and comprehensive evaluation of possible solutions. Aurum was chosen in January 1996 to provide a technology and application solution while Cambridge Technology Partners, working in conjunction with Aurum, was selected to complete the implementation.

  Solution: Aurum SalesTrak was implemented to service Netscape's Netsales organization with lead capture for distribution to channel partners. SalesTrak will be implemented in the field sales organization in the fall of 1996. All incoming opportunities (e.g., telephone, facsimile, reference, Internet) are managed using SalesTrak. Each opportunity is qualified and seamlessly forwarded to the appropriate sales organization for further development and closure.

  Working in conjunction with Aurum's consulting services team, Cambridge Technology Partners defined the appropriate project and completed the implementation. Netscape commenced roll out in July 1996.

SALES AND MARKETING

  In North America, the Company markets its software primarily through its direct sales organization. To support its sales efforts, the Company conducts an active set of marketing programs including public relations, advertising, direct mail, seminars, trade shows, and ongoing customer communications including a user group council. As of September 30, 1996, the Company's sales and marketing organization consisted of 52 full time employees.

  The Company's direct sales force employs a consultative sales process, working closely with customers to understand and define their needs to determine how they are best addressed by both the Company's product offerings and complementary technology and services offered by partners. Because the implementation of sales and marketing applications is typically mission-critical, the Company's sales and marketing efforts are generally directed to the senior management of a prospective customer.

  The direct sales force works closely with strategic systems integration, technology and sales methodology partners to identify specific customer opportunities and requirements. These partnerships have led to the Company's introduction into strategic accounts, increased account penetration and reduced sales cycle length. Joint marketing activities conducted with these partners has increased market coverage and acceptance of the Company's products. These activities include jointly conducted seminars, trade shows and conferences. A key part of the Company's strategy is to expand and enhance these marketing efforts with leading systems integration partners.

  The Company markets its software outside North America through key distribution organizations. As of September 30, 1996, distributor agreements were in place with Aurum France, Aurum Software UK Limited and IBM EMEA (Europe, Middle East and Africa). In addition to marketing and selling the Company's software, these distributors provide technical support as well as educational and consulting services.

  The Company's strategy is to continue to grow its direct sales force in North America and to expand distribution internationally. The Company intends to increase the size of its sales force in 1996 and 1997 and to recruit additional distribution partners. The competition for qualified sales personnel is intense and there can be no assurance that the Company can retain its existing sales personnel and attract, assimilate and retain qualified personnel in the future. There is also intense competition for qualified distributors and there can be no assurance that the Company can attract and retain qualified distributors. If the Company is unable to hire such employees and recruit such distributors on a timely basis, the Company's business, operating results and financial condition could be materially and adversely affected.

RESEARCH AND DEVELOPMENT

  The Company has made a substantial investment in product development during the last several years. The Company's growth and future financial performance will depend in part upon its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements, respond to competitive products and achieve market acceptance. As of September 30, 1996, there were 34 full time employees on the Company's product development staff. The Company's research and development expenditures in 1995 and for the nine months ended September 30, 1996 were $1.7 million and $2.4 million, respectively, and represented 26% and 13% of revenues in these periods, respectively. The Company expects that it will continue to commit substantial resources to product development in the future. To date, the Company's development efforts have not resulted in any capitalized software development costs.

  The Company works closely with its customers and prospects to determine their requirements and to design enhancements and new products to meet their needs. The Company's current development initiatives include feature and function enhancement of existing products, the development of new complementary products and the development of integrated packages of its products tailored to the requirements of certain market segments. The Company plans to enhance its current product line, including new Internet/Intranet capabilities as well as support for additional hardware and relational database platforms.

  The client/server and Internet application software market is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advancements. The life cycles of the Company's products are difficult to estimate. The Company's product development efforts are expected to require, from time to time, substantial investments by the Company in product development and testing. There can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has in the past experienced development delays, and there can be no assurance that the Company will not experience delays in the future. There can be no assurance that the Company will be successful in developing and marketing enhancements to its products that respond to technological developments, evolving industry standards or changing customer requirements, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release dates of any future product enhancements or new products are delayed or if these products or enhancements fail to achieve market acceptance when released, the Company's business, operating results and financial condition could be materially and adversely affected.

  Software products as complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing during product development, the Company has at times been forced to delay commercial release of software until problems were corrected and, in some cases, has provided enhancements to correct errors in released software. The Company could, in the future, lose revenues as a result of software errors or defects. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in software or releases after commencement of commercial shipments, resulting in loss or delay of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition.

CONSULTING SERVICES, TRAINING AND SUPPORT

  The Company provides an extensive array of services to its customers, including business consulting, requirements definition, installation, consulting, training and customer support. The Company has developed a comprehensive methodology for rapid implementation of its sales and marketing applications. This methodology is used by its own consulting organization and is also available for license by its systems integration partners. Systems integration partners include Cambridge Technology Partners, Deloitte & Touche LLP, Ernst & Young LLP, IBM, KPMG Peat Marwick LLP and Technology Solutions Corporation. As of September 30, 1996, the Company employed 70 full time employees in its consulting services, training and customer support organization. The Company provides the following services:

  Consulting Services. The Company provides a comprehensive range of professional services for its customers including business consulting, project management, requirements definition, installation and implementation, consulting, and roll out and deployment. The Company maintains a large consulting services staff with extensive experience in the implementation and deployment of complex client/server and Internet/Intranet applications. Consulting services are based on a time and materials basis and are charged separately from the software license and maintenance agreement.

  The Company has an active certification program in place for training and supporting large systems integration partners. The Company expects that over time, the large systems integrators will perform more of the consulting associated with the implementation of the Company's products as they complete more engagements and increase the number of experienced consultants that have been trained and certified on the Company's technology.

  Support. The Company's customer service organization provides post-sales support, including information and assistance on installation, operation and administration of the Company's products. The Company offers telephone support during business hours and 24-hour on-call support. Initial product license fees do not cover software maintenance. Customers are entitled to receive software updates, maintenance releases and technical support for an annual license fee which is a percentage of the Company's list price for the software licenses.

  Training. The Company offers comprehensive end user and technical training programs for its customers and partners. The Company also offers customized training courses to meet the specific needs of its customers. Fees are based on a per class basis, per student basis or on a train the trainer basis. The Company offers training at customer sites as well as at its offices in Santa Clara, California. In addition, customers may choose to receive training from selected systems integration partners.

COMPETITION

  The market for the Company's client/server applications is highly competitive, fragmented and subject to rapid technological change and frequent new product introductions and enhancements. The Company has a large number of competitors which range from internally developed custom application development efforts to packaged application vendors. The Company offers a suite of applications which can be used as part of an integrated customer management application suite or can be used on a stand- alone basis. The Company competes with packaged application vendors that provide tactical departmental solutions in specific market segments as well as with competitors that provide a broader suite of integrated customer management applications. Many of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and other resources, greater name recognition or a larger installed base of customers than the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and to changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can the Company.

  The Company's principal competitors in the sales force automation market include Brock Control Systems, Inc., Metropolis Software, Inc. (recently acquired by Clarify Inc.), SalesBook Systems, SalesKit Software Corporation, SaleSoft, Inc., Saratoga Systems, Inc. and Siebel Systems, Inc. The Company also depends for the marketing and implementation of its products upon a number of third party systems integrators, including Cambridge Technology Partners, Deloitte & Touche LLP, Ernst & Young LLP, IBM and KPMG Peat Marwick LLP. Many of these firms also have established relationships with the Company's competitors. There can be no assurance that these third parties, many of which have significantly greater financial resources than the Company, will not in the future compete directly with the Company or otherwise discontinue their support of the Company's products. The Company also faces competition from customer support application vendors which are attempting to expand from their customer support market into the sales automation area either through internal product development or through acquisitions. These customer support competitors include Astea International, Inc., Clarify Inc., Scopus Technology, Inc. and The Vantive Corporation. Over time, the Company expects large enterprise software vendors such as Oracle Corporation and SAP AG to extend their enterprise application suites by offering sales force automation, telemarketing and customer support, with the appropriate integration to leading financial, order entry and manufacturing applications. In addition, because the barriers to entry in the software market are relatively low, additional competitors may emerge as the sales and marketing software market continues to develop and expand. It is also possible that acquisitions of competitors by large software companies or alliances among competitors could occur. The Company expects that significant consolidation in its industry will occur over the next few years and increased competition from new entrants or through strategic acquisitions or alliances could result in price erosion, reduced gross margins or loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company believes that it competes favorably in its marketplace based upon its breadth and depth of application functionality, its architecture and database synchronization technology, the scalability of its technology to handle thousands of users on a global basis, its Internet and Intranet capabilities, the ease of adapting its applications with its object-oriented rapid application development tools and its ability to get large customers into production quickly through its own consulting services organization as well as through its partnerships with large systems integrators. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company will be able to compete successfully against current and future competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company, or that competitive pressures will not materially and adversely affect the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company submitted a patent application for its dbSync technology in August 1996, and such application is still pending. There can be no assurance that any patent covering the Company's inventions will issue or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers. Despite precautions taken by the Company, it may be possible for unauthorized third parties to copy aspects of its products or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company provides its licensees with access to its data model and other proprietary information underlying its licensed applications. The Company makes source code available for certain of the Company's products and occasionally enters into source code escrow agreements with certain customers for the balance of the source code. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology or design around any patents owned by the Company. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

  Policing unauthorized use of the Company's products is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company is not aware that any of its product offerings infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key business functions. Among the principal developers of these licensed technologies are Business Objects, Inc., which licenses an On-Line Analytical Processing ("OLAP") tool that enables the analysis of sales and customer data at both the server and client sites of a user's network; Centura

Corporation, which licenses a SQL-based laptop database that is used principally in the Company's SalesTrak product; and First Floor Software, Inc., which licenses an intelligent agent that monitors changes in sales and customer data accessed through the World Wide Web. The Company's license agreements with these developers are for a specified term, and there is no assurance that any of these agreements will be renewed following expiration. The loss or the inability of the Company to maintain any of these technology licenses could result in delays or reductions in product shipments until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in product shipments could materially and adversely affect the Company's business, operating results and financial condition.

EMPLOYEES

  As of September 30, 1996, the Company had a total of 169 full time employees, all of whom are based in the United States. Of the total, 52 were engaged in sales and marketing, 70 in consulting services, training and support, 34 in engineering and 13 in administration and finance. The Company's future performance depends in significant part on its ability to identify, attract and retain highly qualified technical, sales and management personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to identify, attract and retain such personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

  The Company's principal administrative, sales, marketing, support and research and development functions are located at its leased headquarters facility in Santa Clara, California. The Company currently occupies 18,000 square feet of space in the Santa Clara facility and the lease extends through March 1997, with an option to extend the lease through July 1997. The Company anticipates that it will be necessary to obtain a larger facility upon the termination of its headquarters lease but believes that suitable additional or substitute facilities will be available in the future as needed on commercially reasonable terms. The Company also leases domestic sales and support offices in the metropolitan areas of Atlanta, Chicago, Dallas and Seattle and in Salem, New Hampshire. The Company intends to add additional sales offices as necessary.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The directors and executive officers and certain key employees of the Company are as follows:

   NAME                               AGE POSITION
   ----                               --- --------
Mary E. Coleman......................  42 President, Chief Executive Officer and
                                           Director
David D. Buchanan....................  43 Executive Vice President and Director
Susan K. Buchanan....................  44 Executive Vice President
Timothy E. Campbell..................  35 Vice President, Client Services
Christopher L. Dier..................  44 Chief Financial Officer and Secretary
Charles J. Donchess..................  43 Vice President, Marketing
Tuoc V. Luong........................  35 Vice President, Engineering
James W. Thanos......................  48 Vice President, Worldwide Operations
Oliver D. Curme(1)...................  42 Director
Mark J. Leslie.......................  50 Director
Robert J. Loarie(1)..................  53 Director
Robert M. Obuch(2)...................  51 Director
Jeffrey T. Webber....................  43 Director
Charles C. Wu(2).....................  36 Director

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  Ms. Coleman has served as the Company's President and Chief Executive Officer and as a Director since November 1994. From May 1993 to November 1994, Ms. Coleman served as the Company's Vice President of Marketing and from January 1994 to September 1994 as Vice President of Engineering. From March 1992 until April 1993, she served as Vice President of Marketing for Radius, Inc., a manufacturer of peripherals for Apple Macintosh computers. From October 1990 until March 1992, Ms. Coleman was Vice President of Marketing at McData Corporation, a data center network switch supplier. Ms. Coleman studied computer science at the University of Colorado.

  Mr. Buchanan, a co-founder of the Company, is a chief architect of the Company's products and was primary developer of the Company's original product line. He has served as Executive Vice President and as a Director of the Company since January 1993. From January 1992 until January 1993, Mr. Buchanan served as Chairman of the Company's Board of Directors. From 1978 until 1984, Mr. Buchanan served in various technical, sales and management positions at Cincom Systems, Inc., a supplier of relational database and Fourth Generation Language (4GL) technology. From 1984 until founding the Company in 1991, Mr. Buchanan served in various management positions at Ungerman-Bass Networks, Inc. and Proteon, Inc., both networking companies. Mr. Buchanan holds a B.A. in Math and Computer Science from Principia College and an M.B.A. and an M.S. in Management Information Science from the University of Arizona. Mr. Buchanan is married to Susan K. Buchanan, an Executive Vice President of the Company.

  Ms. Buchanan, a co-founder of the Company, has served as Executive Vice President since January 1993. From January 1992 until January 1993, she served as a director of the Company and from January 1992 until June 1992 as the Company's Chief Financial Officer and Secretary. From October 1986 until October 1991, she served as a district sales manager for Unify Corporation, a supplier of application development products for client/server environments. Prior to 1986, Ms. Buchanan served as a regional systems engineer at Data General Corporation, a provider of servers, storage products and services for information systems, and at the Hewlett-Packard Company, a diversified electronics manufacturer. Ms. Buchanan holds a B.A. in speech therapy and an M.S. in computer science from Kansas State University. Ms. Buchanan is married to David D. Buchanan, an Executive Vice President and Director of the Company.

  Mr. Campbell has served as the Company's Vice President of Client Services since September 1995. From January 1988 to September 1995, Mr. Campbell served in engineering, consulting and management roles at Electronic Data Systems Corporation, a provider of information services. Mr. Campbell holds degrees in Electrical Engineering from Conestoga College of Applied Arts and Technology.

  Mr. Dier has served as the Company's Chief Financial Officer and Secretary since July 1996. From 1990 to July 1996, Mr. Dier served as Chief Financial Officer of Veritas Software Corporation, a storage management software company. From 1982 to 1989, Mr. Dier served as Vice President of Finance and Chief Financial Officer of Tolerant Systems, Inc., a fault tolerant computer company. From 1974 to 1982, Mr. Dier held various financial positions at Intel Corporation, a semiconductor company. Mr. Dier holds a B.S. in Humanities and an M.B.A. from Santa Clara University.

  Mr. Donchess has served as the Company's Vice President of Marketing and Business Development since May 1995. From September 1989 to December 1994, Mr. Donchess served in various capacities, including Vice President of Business Development, at Sybase, Inc., a relational database software company. Mr. Donchess holds a B.A. in English and American Literature from Brown University.

  Mr. Luong has served as the Company's Vice President of Engineering since January 1996. From March 1992 to January 1996, Mr. Luong served as a Vice President of Borland International Inc., a manufacturer of systems and applications software products, where he was responsible for development of Borland's Delphi client/server software product line. From February 1990 to February 1992, Mr. Luong served as Director of Advanced Technology at Pyramid Technology Corp., a manufacturer of open systems servers. From 1983 to 1990, Mr. Luong served in several research and development management positions at Informix Software, Inc. and Oracle Corporation, relational database software companies. Mr. Luong holds a B.S. in Computer Science from the University of California at Berkeley and an M.S. in Engineering Management from Santa Clara University.

  Mr. Thanos has served as the Company's Vice President of Worldwide Operations since January 1995. From May 1994 to December 1994, Mr. Thanos served as Vice President of Sales for Digital Tools, Inc., a provider of project management software. From January 1993 to April 1994, Mr. Thanos served as Vice President of Sales for Harvest Software, Inc., a facsimile forms company. From December 1988 to January 1993, Mr. Thanos served as Vice President of Worldwide Operations at Metaphor Computer Systems, Inc., a provider of decision support software. From 1987 to 1988, Mr. Thanos served as Vice President of International Operations at Informix Software, Inc., a relational database software company. Mr. Thanos holds a B.S. in International Studies and behavioral sciences from The Johns Hopkins University.

  Mr. Curme has served as a Director of the Company since January 1993. Mr. Curme has been a general partner with Battery Ventures, a venture capital investment firm, since January 1988. Mr. Curme also serves as a director and member of the compensation committees of HNC Software Inc. and Infoseek Corporation. Mr. Curme holds a B.S. in Biochemistry from Brown University and an M.B.A. from the Harvard University Graduate School of Business.

  Mr. Leslie has served as a Director of the Company since April 1996. Mr. Leslie has served as President and Chief Executive Officer of Veritas Software Corporation, a storage management software company, since February 1990. Mr. Leslie also serves as a director of Veritas Software Corporation, as a director and member of the compensation committee of Worldtalk Communications Corporation and as chairman and a member of the compensation committee of Versant Object Technology Corporation. Mr. Leslie holds a B.A. in Physics and Mathematics from New York University and attended the Program for Management Development at the Harvard University Graduate School of Business.

  Mr. Loarie has served as a Director of the Company since March 1994. Since August 1992, Mr. Loarie has been a Principal of Morgan Stanley & Co. Incorporated, a diversified investment firm, and a general partner of Morgan Stanley Venture Partners, L.P. and Morgan Stanley Venture Partners II, L.P., venture capital investment partnerships. From 1981 until August 1992, Mr. Loarie served as a general partner of several venture capital partnerships affiliated with Weiss, Peck & Greer, an investment management firm.

Mr. Loarie also serves as a director of Adaptec, Inc. and TelCom
Semiconductor, Inc. Mr. Loarie holds a B.S. in Electrical Engineering from the Illinois Institute of Technology and an M.B.A. from the Harvard University Graduate School of Business.

  Mr. Obuch has served as a Director of the Company since August 1995. Mr. Obuch has been a Principal of BankAmerica Ventures, a venture capital investment affiliate of BankAmerica Corporation, since August 1994. From April 1994 to August 1994, Mr. Obuch worked as an independent management consultant. From May 1992 to April 1994, Mr. Obuch served as President and Chief Executive Officer of Computerized Lodging Systems, Inc., a hotel reservation and registration software company. From August 1990 to May 1992, Mr. Obuch worked as an independent management consultant. Mr. Obuch holds a B.S. in Accounting from Seton Hall University.

  Mr. Webber has served as a Director of the Company since April 1996. Since January 1991, Mr. Webber has served as President of R.B. Webber & Company, Inc., a management consulting firm. Mr. Webber was a partner with the management consulting firm Edgar, Dunn & Company from 1987 to 1991. Mr. Webber also serves as a director of Sybase, Inc. Mr. Webber holds a B.A. in American Studies from Yale University.

  Mr. Wu has served as a Director of the Company since January 1993. Mr. Wu has been Vice President of Vertex Management, Inc., a venture capital investment firm, since February 1991. Mr. Wu holds an S.B. in Computer Science and Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business.

DIRECTOR COMPENSATION

  The Company reimburses each member of the Company's Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Company's Board of Directors currently receives any additional cash compensation. At the time Mr. Leslie and Mr. Webber became members of the Board of Directors, the Company granted each of them an option to acquire 18,750 shares of the Company's Common Stock under the Company's 1995 Stock Plan, subject to monthly vesting over four years. See "Stock Plans--1995 Stock Plan." The Company's 1996 Director Option Plan (the "Director Plan") provides that options will be granted to non-employee directors of the Company pursuant to an automatic nondiscretionary grant mechanism. Upon joining the Board of Directors, each new non-employee director will automatically be granted an option to purchase 18,750 shares of Common Stock. Each non-employee director will subsequently be granted an option to purchase 18,750 shares of Common Stock at each annual meeting of stockholders beginning with the 1997 Annual Meeting of Stockholders. Each such option will be granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Director Plan will become exercisable at a rate of 1/48th of the shares subject to such options on the monthly anniversary of the date of grant. See "Stock Plans--1996 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of directors Robert J. Loarie and Oliver D. Curme. Mary E. Coleman, President, Chief Executive Officer and director of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that she is excluded from discussions regarding her own salary and incentive compensation. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION

  The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal year ended December 31, 1995 by
(i) the Company's Chief Executive Officer and (ii) the Company's next five most highly compensated executive officers whose salary and bonus for such fiscal year exceeded $100,000 and who served as an executive officer of the Company during such fiscal year (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                COMPENSATION
                                                                   AWARDS
                                                            ---------------------
                                ANNUAL COMPENSATION(1)
                                ------------------------    SECURITIES UNDERLYING
   NAME AND PRINCIPAL POSITION   SALARY($)    BONUS($)           OPTIONS (#)
   ---------------------------  -----------  -----------    ---------------------
Mary E. Coleman...........      $   174,996  $    47,665(2)        309,468
 President and Chief
 Executive Officer
Prabhat K. Andleigh(3)....          123,460        9,838            61,894
 Vice President,
 Engineering
Susan K. Buchanan.........           96,000      219,379(4)        174,091
 Executive Vice President
Charles J. Donchess(5)....           94,052       24,973(6)         92,841
 Vice President, Marketing
James W. Thanos...........          130,000       98,693(7)        123,788
 Vice President, Worldwide
 Operations
Brigitte U. Wilson(8).....           89,426       20,385(9)         30,948
 Director of Finance and
 Administration

--------
(1) Other than salary and bonus described herein, the Company did not pay the persons named in the Summary Compensation Table any compensation in excess of 10% of such executive officer's salary and bonus.
(2) Includes $10,625 of bonus compensation earned in 1995 but paid in 1996.
(3) Mr. Andleigh resigned from the Company effective September 1, 1995.
(4) Consists entirely of sales commissions of which $32,911 was earned in 1995 but paid in 1996.
(5) Reflects compensation for a partial year. Mr. Donchess joined the Company effective May 22, 1995.
(6) Includes $15,859 of bonus compensation earned in 1995 but paid in 1996.
(7) Includes $22,500 of bonus compensation earned in 1995 but paid in 1996.
(8) Ms. Wilson served as the Company's Director of Finance and Administration and Chief Financial Officer from April 1994 until July 1996. In July 1996, Christopher L. Dier became Vice President of Finance and Chief Financial Officer. Ms. Wilson continues to serve as the Company's Director of Finance and Administration.
(9) Includes $4,309 of bonus compensation earned in 1995 but paid in 1996.

STOCK OPTION GRANTS

  The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1995. All such options were awarded under the Company's 1995 Stock Plan.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                             FOR OPTIONS TERM(1)
                          ---------------------------------------------              ---------------------
                          NUMBER OF   PERCENT OF
                          SECURITIES TOTAL OPTIONS EXERCISE              VESTING
                          UNDERLYING  GRANTED TO   PRICE PER            COMMENCE-
                           OPTIONS   EMPLOYEES IN    SHARE   EXPIRATION   MENT
   NAME                    GRANTED    FISCAL 1995   (2)(3)    DATE(4)    DATE(4)         5%          10%
   ----                   ---------- ------------- --------- ---------- ---------    ----------------------
Mary E. Coleman.........    45,462        3.66%      $0.12    6/15/05   05/26/93     $    3,431  $    8,694
                             2,713           *       $0.12    6/15/05   12/07/93     $      205  $      519
                             3,789           *       $0.12    6/15/05   01/27/94     $      286  $      724
                            42,749        3.44%      $0.12    6/15/05   02/22/94     $    3,226  $    8,176
                            68,750        5.63%      $0.12    6/15/05   11/23/94(6)  $    5,188  $   13,148
                           146,006       11.76%      $0.12    6/15/05   11/23/94(6)  $   11,019  $   27,923
Prabhat K. Andleigh(5)..    28,414        2.29%      $0.12    6/15/05   08/29/94     $    2,144  $    5,434
                            33,480        2.69%      $0.12    6/15/05   12/23/94(6)  $    2,527  $    6,403
Susan K. Buchanan.......   174,091       14.01%      $0.12    6/15/05      **   (6)  $   13,138  $   33,295
Charles J. Donchess.....    92,841        7.47%      $0.12    6/15/05   05/22/95(6)  $    7,006  $   17,756
James W. Thanos.........   123,788        9.96%      $0.12    6/15/05   01/16/95(6)  $    9,342  $   23,674
Brigitte U. Wilson......    16,740        1.35%      $0.12    6/15/05   12/23/94(6)  $    1,263  $    3,202
                             3,789           *       $0.12    6/15/05   01/20/93     $      286  $      725
                            10,419           *       $0.12    6/15/05   04/01/94     $      786  $    1,992

--------
*  Less than 1%.
** All shares were fully vested as of the date of grant.
(1) Potential realizable value is based on the assumption that the Common
    Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors, on the date of grant.
(3) Exercise price may be paid in cash, check, promissory note, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(4) All options were granted on June 15, 1995. Except as otherwise indicated, such options were issued in an option repricing and exchange program whereby holders of outstanding options were offered an opportunity to exchange outstanding options for new options under the Company's 1995
    Stock Plan at an exercise price of $0.12 per share. All then-outstanding options had exercise prices in excess of $0.12 per share, which the Board of Directors of the Company had determined to be the fair market value of the Company's Common Stock as of June 15, 1995. New options received under the 1995 Stock Plan contained vesting provisions identical to the options being exchanged such that each optionee was deemed vested in the new option as of the date of grant to the same proportionate extent such optionee was vested in the option being exchanged. Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1995 Stock Plan become vested on the first anniversary of the date of grant (or, in the case of options granted in connection with such option repricing, the first anniversary of the vesting commencement date indicated) and vest at the rate of 1/48th of such shares for each month thereafter. Options may be exercised prior to full vesting, subject to the optionee's entering a restricted stock purchase agreement with the Company with respect to any unvested shares. Under such agreement, the optionee grants the Company an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment or consulting relationship with the Company should terminate.
(5) Mr. Andleigh resigned from the Company effective September 1, 1995. Under the terms of his option agreements, Mr. Andleigh had three months from the date of termination of employment to exercise his options with respect to any vested shares. Mr. Andleigh exercised his options with respect to 5,683 vested shares on November 1, 1995. Outstanding options held by Mr. Andleigh terminated with respect to all unvested shares on the effective date of Mr. Andleigh's resignation.
(6) Option grant was a new grant and not part of the option exchange program described in footnote 4.

                           AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1995 and stock options held as of December 31, 1995 by the Named Executive Officers.

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING            VALUE OF UNEXERCISED
                             SHARES                   UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                            ACQUIRED                  DECEMBER 31, 1995(#)(2)    DECEMBER 31, 1995(1)(2)
                               ON          VALUE     -------------------------- -------------------------
          NAME            EXERCISE (#)  REALIZED (1) EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            ------------  ------------ -----------  ------------- ----------- -------------
Mary E. Coleman(3)......     45,462      $ 449,165           --             --          --            --
                              2,713         26,804           --             --          --            --
                              3,789         37,435           --             --          --            --
                             42,749        422,360           --             --          --            --
                             68,750        679,250           --             --          --            --
                            146,006      1,442,539           --             --          --            --
Prabhat K. Andleigh(4)..      5,683(4)      56,148           --             --          --            --
Susan K. Buchanan.......           --            --    174,091(5)           --   1,720,019            --
Charles J. Donchess.....           --            --     92,841(6)           --     917,269            --
James W. Thanos.........           --            --    123,788(7)           --   1,223,025            --
Brigitte U. Wilson......           --            --     30,948(8)           --     305,766            --

--------
(1) Based upon an assumed initial public offering price of $10.00, minus the exercise price.
(2) Options granted under the Company's 1995 Stock Plan (as in effect prior to the effectiveness of the registration statement covering this offering) may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering a restricted stock purchase agreement with the Company with respect to any unvested shares. Under such agreement, the optionee grants the Company an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment or consulting relationship with the Company should terminate. The 1995 Stock Plan will be amended in connection with this offering such that future grants will not include an early exercise provision.
(3) As of December 31, 1995, Ms. Coleman held no outstanding options and had acquired an aggregate of 309,469 shares upon exercise of previous option grants, of which 199,177 shares remained as of such date subject to the Company's repurchase option as described in footnote 2 above.
(4) Mr. Andleigh resigned from the Company effective September 1, 1995. Under the term of his option agreements, Mr. Andleigh had three months from the date of termination of employment to exercise vested options. Mr. Andleigh exercised his options with respect to 5,683 vested shares on

   November 30, 1995. Outstanding options held by Mr. Andleigh terminated with respect to all unvested shares on the date of Mr. Andleigh's resignation.
(5) Ms. Buchanan's option was fully vested at the time of grant.
(6) As of December 31, 1995, 92,841 shares remained unvested.
(7) As of December 31, 1995, 123,788 shares remained unvested.
(8) As of December 31, 1995, 19,658 shares remained unvested.

STOCK PLANS

  1995 Stock Plan. The Company's 1995 Stock Plan (the "1995 Plan") was originally adopted by the Board of Directors and approved by the Company's stockholders in 1995. In connection with the adoption of the 1995 Plan, the Company terminated its 1993 Stock Option Plan (the "1993 Plan"), and all holders of outstanding options under the 1993 Plan exchanged such options for new options under the 1995 Plan. Prior to the termination of the 1993 Plan, 297 shares of Common Stock had been issued upon exercise of options outstanding thereunder. A total of 2,235,950 shares of Common Stock was reserved for issuance under the 1995 Plan as of September 30, 1996, including an increase of 2,214,000 shares in the number of shares reserved for issuance approved by the Board of Directors and stockholders in September 1996 to be effective upon the completion of this offering. The 1995 Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors) and consultants of the Company. The purpose of the 1995 Plan is to enable the Company to attract and retain the best available personnel and to encourage stock ownership by employees, officers, and consultants of the Company so as to give them a greater personal stake in the success of the Company. The 1995 Plan is administered by the Board of Directors or by a committee appointed by the Board which identifies optionees and determines the terms of options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof.

  The terms of options granted under the 1995 Plan generally may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or a parent or subsidiary of the Company (a "Ten Percent Stockholder"), may not exceed five years, however. Generally, options granted under the 1995 Plan vest and become exercisable starting one year after the date of grant, with 25% of the shares subject to the option becoming exercisable at that time and an additional 1/48th of such shares becoming exercisable each month thereafter. The exercise price of incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 1995 Plan is determined by the Board of Directors. The exercise price of any incentive stock option granted to a Ten Percent Stockholder must equal at least 110% of the fair market value of the Common Stock on the date of grant. The consideration for exercising any incentive stock option or any nonstatutory stock option is determined by the Board of Directors and may consist of cash, check, promissory note, delivery of already-owned shares of the Company's Common Stock subject to certain conditions, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, a reduction in the amount of any Company liability to an optionee, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law. To the extent incentive stock options granted to a participant, when aggregated with all other incentive stock options granted to such participant, have an aggregate fair market value in excess of $100,000 first becoming exercisable in any calendar year, such options would be treated as nonstatutory stock options.

  No option granted under the 1995 Plan may be transferred by the optionee other than by will or the laws of descent or distribution, and each option may be exercised, during the lifetime of the optionee, only by such optionee. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as determined by the Board of Directors. In the event of a proposed sale of all or substantially all of the Company's assets or merger of the Company with or into another corporation, either all outstanding options may be assumed or an equivalent option may be substituted by the surviving entity. If such options are not assumed or substituted, the Board of Directors has discretion either to permit each optionee to exercise options as to all of the shares subject to the option agreement, including shares as to which such options would not otherwise be exercisable or to cause the termination of all exercisable options that have not been exercised prior to the completion of such asset sale or merger.

  As of September 30, 1996, 1,499,264 shares of Common Stock had been issued upon exercise of options outstanding under the 1995 Plan, of which 678,534 shares were fully vested. Options to purchase 584,481 shares of Common Stock at a weighted average exercise price of $3.02 were also outstanding, of which 62,427 shares were fully vested.

  1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1996 and approved by the stockholders in September 1996. A total of 300,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, is administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors of the Company but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. The Purchase Plan will be implemented in a series of overlapping twenty-four month offering periods. The initial offering period under the Purchase Plan will begin on the effective date of this offering and subsequent offering periods will begin on the first trading day on or after May 1 and November 1 of each year. Each participant will be granted an option on the first day of the offering period, and such option will be automatically exercised on the last date of each purchase within the offering period. If the fair market value of the Common Stock on any purchase date (other than the final purchase date of the offering period) is lower than such fair market value on the start date of that offering period, then all participants in that offering period will be automatically withdrawn from such offering period and re-enrolled in the immediately following offering period. The purchase price of the Common Stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Common Stock on the start date of the offering period or on the date on which the option is exercised. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with the Company. In the event of a proposed dissolution or liquidation of the Company, the offering periods terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the Company's assets or the merger of the Company with or into another corporation, then the offering period in progress will be shortened by setting a new exercise date that is before the sale or merger and the offering period in progress shall end on the new exercise date. Each participant shall be notified at least ten business days prior to the new exercise date, and unless such participant ends his or her participation, the option will be exercised automatically on the new exercise date. The Purchase Plan will terminate in March 2006, unless sooner terminated by the Board of Directors.

  1996 Director Option Plan. The Company's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in September 1996 and approved by the stockholders in September 1996. A total of 150,000 shares of Common Stock has been reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of the Common Stock on the grant date. The Director Plan provides for an automatic grant of options to purchase 18,750 shares of Common Stock to each non-employee director of the Company (an "Outside Director") at the first meeting of the Board of Directors following the annual meeting of stockholders in each year beginning with the 1997 Annual Meeting of Stockholders, if on such date, such Outside Director has served on the Board of Directors for at least six months. The term of such options is ten years. Options granted to Outside Directors under the Director Plan become exercisable at a rate of 1/48th of the shares on the monthly anniversary of the date of grant, subject to the Outside Director's continuous service on the Board of Directors. In the event of the sale of all or substantially all the Company's assets or the merger of the Company with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the Board of Directors shall notify optionees that all options shall be fully exercisable for a period of 30 days, after which such options shall terminate. The Director Plan will terminate in 2006 unless sooner terminated by the Board of Directors.

  401(k) Plan. The Company participates in a tax-qualified employee savings and retirement plan (the "401(k) Plan") which covers all of the Company's full-time employees who are at least 21 years of age. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lower of 20% or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits additional discretionary matching contributions by the Company on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by the Board of Directors. To date, the Company has made no such matching contributions. The 401(k) Plan is intended to qualify under
Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company does not currently have any employment contracts in effect with any of the Named Executive Officers other than Mary E. Coleman, the Company's President and Chief Executive Officer, and Christopher L. Dier, the Company's Vice President of Finance and Chief Financial Officer.

  The Company and Ms. Coleman are parties to a letter agreement dated December 22, 1994 governing her employment with the Company. The agreement sets forth Ms. Coleman's compensation level and eligibility for salary increases, bonuses, benefits and option grants under the 1995 Plan. Pursuant to the agreement, Ms. Coleman is entitled to receive, in the event of the merger of the Company into another corporation resulting in a change of control or the sale of all or substantially all the Company's assets, an amount equal to five percent of the total sales price paid to the Company or its shareholders as a result of such merger or asset sale reduced by the value of any consideration Ms. Coleman receives as a stockholder of the Company as a result of such merger or asset sale. Ms. Coleman's right to receive such amount in the event of a merger of the Company will terminate upon the closing of this offering. The agreement also provides for accelerated vesting of any unvested stock options or shares in the event of a merger or asset sale. Ms. Coleman's employment under the letter agreement is voluntary and may be terminated by the Company or Ms. Coleman at any time with one month's prior written notice, provided that the Company may terminate Ms. Coleman's employment for cause on three days' written notice.

  The Company and Mr. Dier are parties to a letter agreement dated July 8, 1996 governing Mr. Dier's employment with the Company. The agreement sets forth Mr. Dier's compensation level and eligibility for salary increases, bonuses, benefits and option grants under the 1995 Plan. The agreement provides for an initial grant of an option under the 1995 Plan to acquire 91,474 shares of Common Stock at an exercise price per share of $6.00 subject to vesting over four years with the first 25% of such shares vesting on the first anniversary of Mr. Dier's employment with the Company and the remaining shares vesting ratably over the succeeding 36 months. In the event of a change of control of the Company as a result of a merger or acquisition, the vesting of the initial option grant will be accelerated with respect to 24 months of vesting if Mr. Dier is not offered a comparable position in the surviving company. Mr. Dier's employment under the agreement may be terminated at any time by either the Company or Mr. Dier, with or without cause.

  The Compensation Committee as Plan Administrator of the 1995 Plan will have the authority to provide for the accelerated vesting of shares of Common Stock subject to outstanding options held by any of the Named Executive Officers or the shares of Common Stock subject to direct issuances held by such individual in connection with certain changes in control of the Company. See "Stock Plans--1995 Stock Plan."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company has adopted provisions in its Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  Between January 1993 and March 1996, the Company sold and issued 23,265,529 shares of its Preferred Stock for an aggregate consideration of $18,994,001. The Company sold the Preferred Stock in series as follows: (i) 4,411,765 shares of Series A Preferred Stock in January 1993 at a sale price of $0.85 per share; (ii) 4,782,408 shares of Series B Preferred Stock in December 1993 at a sale price of $1.08 per share; (iii) 5,000,000 shares of Series C Preferred Stock in December 1994 at a sale price of $0.50 per share and warrants to acquire 1,382,280 shares of Common Stock at a per share exercise price of $0.004; (iv) 7,607,719 shares of Series D Preferred Stock in August 1995 at a sale price of $0.79 per share; (v) 100,000 shares of Series D Preferred Stock in November 1995 at a sale price of $0.79 per share; and (vi) 1,363,637 shares of Series E Preferred Stock in March 1996 at a sale price of $1.10 per share.

  The following table summarizes purchases, valued in excess of $60,000, of shares of Preferred Stock (and in connection with the warrants issued with the Series C Preferred Stock, of shares of Common Stock issued upon exercise of such warrants) by directors, executive offers and 5% shareholders of the
Company:

                                                   SHARES
                         -----------------------------------------------------------
                                                               COMMON
                         SERIES A(1) SERIES B(2) SERIES C(3) WARRANTS(4) SERIES D(5)
                         ----------- ----------- ----------- ----------- -----------
Morgan Stanley Venture
 Partners, L.P.(6)......         --   3,240,741   2,413,796    716,153    1,265,823
Vertex Management,
 Inc.(7)................  1,470,588     694,444   1,200,000    319,575    1,265,823
Battery Ventures II,
 L.P.(8)................  1,764,706     555,556   1,177,790    294,448    1,265,823
Bank America
 Ventures(9)............         --          --          --         --    3,797,469

--------
(1) The Series A Preferred Stock converts into Common Stock at the rate of
    0.229 share of Common Stock for each share of Series A Preferred Stock.
(2) The Series B Preferred Stock converts into Common Stock at the rate of
    0.291 share of Common Stock for each share of Series B Preferred Stock.
(3) The Series C Preferred Stock converts into Common Stock at the rate of
    0.125 share of Common Stock for each share of Series C Preferred Stock.

(4) The exercise price applicable to such warrants was $0.004 per share of Common Stock. All such warrants were exercised during 1995.
(5) The Series D Preferred Stock converts into Common Stock at the rate of
    0.250 share of Common Stock for each share of Series D Preferred Stock.
(6) Includes shares purchased by Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Investors, L.P. and Morgan Stanley Venture Capital Fund II, C.V., each of which is an investment partnership affiliated with Morgan Stanley Venture Partners, L.P. Robert J. Loarie, a general partner of Morgan Stanley Venture Partners, is a director of the Company.
(7) Includes shares held by Vertex Investments (II) Ltd. and Vertex Investments Pte. Ltd. Charles C. Wu is a Vice President of Vertex Management, Inc., a venture capital firm, and a director of the Company. Vertex Investments (II) Ltd. and Vertex Investments Pte. Ltd. are investment affiliates of Vertex Management, Inc.
(8) The general partner of Battery Ventures II, L.P., is ABF Partners, L.P. Oliver D. Curme, a general partner of ABF Partners, is a director of the Company.
(9) Includes shares purchased by BankAmerica Ventures and BA Venture Partners I, an investment general partnership comprised of certain employees of BankAmerica Ventures. Robert M. Obuch, a Principal of BankAmerica Ventures and a general partner of BA Venture Partners I, is a director of the Company.

  The Company is a party to letter agreements with its President and Chief Executive Officer and its Vice President of Finance and Chief Financial Officer governing their employment with the Company. See "--Employment Agreements and Change in Control Agreements."

  The Company's 1995 Stock Plan, as in effect prior to certain amendments effective upon the completion of this offering, permitted holders of outstanding options to exercise such options prior to complete vesting, subject to their entering into a restricted stock purchase agreement granting the Company an option to repurchase any unvested shares at their original purchase price in the event of a termination of such optionee's employment or consulting relationship with the Company. Effective with the completion of this offering, the 1995 Stock Plan will be amended such that subsequent option grants will not contain such early exercise feature. In addition, the 1995 Stock Plan permits holders of outstanding options to pay the exercise price therefor in the form of a promissory note.

  In September 1995, February 1996 and July 1996, the Company loaned Mary E. Coleman, the Company's President and Chief Executive Officer, an aggregate amount of $368,691 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by three promissory notes. The principal amounts of the three notes are $37,136, $31,555 and $300,000, respectively, which become due and payable in September 2000, February 2001 and July 2001, respectively. Each of the notes bears interest at the rate of 8% per annum. In the event that Ms. Coleman ceases to be employed by the Company prior to maturity of the notes, such notes shall, at the option of the Company, become immediately due and payable.

  In July 1996 and August 1996, the Company loaned to Christopher L. Dier, the Company's Vice President of Finance and Chief Financial Officer, an aggregate amount of $157,500 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by two promissory notes. The principal sum of the notes is $120,000 and $37,500, respectively, and the notes become due and payable in July 2000 and August 2000, respectively. Both notes bear interest at the rate of 8% per annum. In the event that Mr. Dier ceases to be employed by the Company prior to maturity of the notes, such notes shall, at the option of the Company, become immediately due and payable at the option of the Company.

  In September 1996, the Company loaned to Jeffrey T. Webber, a member of the Company's Board of Directors, an aggregate amount of $112,500 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by one promissory note. The principal sum of the note becomes due and payable in September 2000 and bears interest at the rate of 8% per annum. In the event that Mr. Webber ceases to be a member of the Company's Board of Directors prior to the maturity of the note, such note shall, at the option of the Company, become immediately due and payable.

  In February 1996 and July 1996, the Company loaned to Brigitte U. Wilson, the Company's Director of Finance and Administration and, at the time of such loan, the Company's Chief Financial Officer, an aggregate amount of $79,939 in connection with the purchase of Common Stock under the 1995 Stock Plan, evidenced by four promissory notes. The aggregate principal amount of the three notes issued in February 1996 is $4,939, and each note becomes due and payable in February 2000. The principal amount of the fourth note is $75,000 and becomes due and payable in July 2000. Each of the notes bears interest at the rate of 8% per annum. In the event that Ms. Wilson ceases to be employed by the Company prior to maturity of the notes, such notes shall, at the option of the Company, become immediately due and payable.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996 (assuming the automatic conversion of all outstanding Preferred Stock into Common Stock effective upon the completion of this offering) and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; (iv) each Selling Stockholder; and (v) all directors and executive officers of the Company as a group. In connection with sales by the Selling Stockholders, the Company has agreed to pay the expenses associated with the registration and sale of the Selling Stockholders' shares, other than underwriting discounts and commissions and any applicable taxes owed by such Selling Stockholder in connection with the profits earned on sale.

                          BENEFICIAL OWNERSHIP              BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(2)    NUMBER OF   AFTER OFFERING(2)
                          -----------------------  SHARES   -----------------------
  NAME AND ADDRESS(1)       NUMBER      PERCENT    OFFERED    NUMBER      PERCENT
  -------------------     ------------ ---------- --------- ------------ ----------
Morgan Stanley Venture
 Partners(3)............     2,275,593     26.4%        --     2,275,593     20.4%
3000 Sand Hill Road
Building 4, Suite 250
Menlo Park, CA 94025
Vertex Management,
 Inc.(4)................     1,323,895     15.3%        --     1,323,895     11.9%
Three Lagoon Drive,
 Suite 220
Redwood City, CA 94065
Battery Ventures II,
 L.P....................     1,322,884     15.4%        --     1,322,884     11.9%
20 William Street
Wellesley, MA 02114
BankAmerica
 Ventures(5)............       949,366     11.0%        --       949,366      8.5%
950 Tower Lane, Suite
 700
Foster City, CA 94404
The Buchanan Family 1991
 Trust..................       589,376      6.8%        --       589,376      5.3%
Prabhat K. Andleigh(6)..         5,683     *            --         5,683     *
David D. Buchanan(7)....       763,467      8.8%        --       763,467      6.9%
Susan K. Buchanan(8)....       888,467     10.3%   125,000       763,467      6.9%
Mary E. Coleman(9)......       458,047      5.3%        --       458,047      4.1%
Charles J.
 Donchess(10)...........       150,001      1.7%        --       150,001      1.3%
James W. Thanos(11).....       154,735      1.8%        --       154,735      1.4%
Oliver D. Curme(12).....     1,322,884     15.3%        --     1,322,884     11.9%
Mark J. Leslie(13)......        29,431     *            --        29,431     *
Robert J. Loarie(14)....     2,275,593     26.4%        --     2,275,593     20.5%
Robert M. Obuch(15).....       949,366     11.0%        --       949,366      8.5%
Jeffrey T. Webber(16)...        20,813     *            --        20,813     *
Brigitte U. Wilson(17)..        51,185     *            --        51,185     *
Charles C. Wu(18).......     1,323,895     15.3%        --     1,323,895     11.9%
All executive officers
 and directors as a
 group (15
 persons)(19)...........     8,114,695     91.4%   125,000     7,989,695     70.2%
     OTHER SELLING
      STOCKHOLDER
     -------------
Sales Technologies,
 Inc....................        25,000     *        25,000            --       --

--------
  * Less than 1%
 (1) Unless otherwise indicated, the address for each listed stockholder is c/o Aurum Software, Inc., 3385 Scott Boulevard, Santa Clara, California 95054. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

 (2) Applicable percentage ownership is based on 8,627,877 shares of Common Stock outstanding as of September 30, 1996 (assuming the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering) and 11,127,877 shares outstanding immediately following the completion of this offering (assuming no exercise of the Underwriters' over-allotment option), together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of September 30, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing any other person.
 (3) Includes 1,502,379 shares of Common Stock held by Morgan Stanley Venture Capital Fund II, L.P. ("MSVC II LP"), 432,137 shares of Common Stock held by Morgan Stanley Venture Investors, L.P. ("MSVI") and 341,077 shares of Common Stock held by Morgan Stanley Venture Capital Fund II, C.V. ("MSVC II CV"). Morgan Stanley Venture Capital II, Inc. ("MSVC II") is the managing general partner of Morgan Stanley Venture Partners II, L.P. ("MSVP II"). MSVP II is the general partner of MSVC II LP and MSVI and the investment general partner of MSVC II CV.

 (4) Includes 316,455 shares of Common Stock held by Vertex Investments (II) Ltd. ("Vertex II") and 1,007,440 shares of Common Stock held by Vertex Investments Pte. Ltd. ("Vertex Pte."). Vertex II and Vertex Pte. are investment affiliates of Vertex Management, Inc., a venture capital firm.

 (5) Includes 854,430 shares of Common Stock held by BankAmerica Ventures, a venture capital investment affiliate of BankAmerica Corporation ("BA Ventures") and 94,936 shares of Common Stock held by BA Venture Partners I, an investment general partnership comprised of certain employees of BA Ventures ("BA Partners").
 (6) Mr. Andleigh resigned from the Company effective September 1, 1995. Under the terms of his option agreements, Mr. Andleigh had three months from the date of termination of employment to exercise vested options. Mr. Andleigh exercised his options with respect to 5,683 vested shares on November 30, 1995. Outstanding options held by Mr. Andleigh terminated with respect to all unvested shares on the date of Mr. Andleigh's resignation.

 (7) Includes 174,091 shares of Common Stock held by Mr. Buchanan individually and 589,376 shares of Common Stock held by The Buchanan Family 1991 Trust, for which Mr. Buchanan serves as co-trustee. Excludes 299,091 shares held by Mr. Buchanan's wife as separate property and for which Mr. Buchanan disclaims beneficial ownership.

 (8) Includes 299,091 shares of Common Stock held by Ms. Buchanan individually and 714,376 shares of Common Stock held by The Buchanan Family 1991 Trust for which Ms. Buchanan serves as co-trustee. Excludes 174,091 shares held by Ms. Buchanan's husband as separate property and for which Ms. Buchanan disclaims beneficial ownership.

 (9) Includes 289,730 unvested shares of Common Stock subject to the Company's repurchase option as of September 30, 1996 in the event of a termination of Ms. Coleman's employment with the Company.

(10) Includes 150,001 shares of Common Stock issuable upon exercise of outstanding options, of which 119,053 shares were not vested as of September 30, 1996. Mr. Donchess' options may be exercised in full prior to complete vesting subject to his entering a restricted stock purchase agreement granting the Company an option to repurchase any unvested shares at their original purchase price in the event of a termination of Mr. Donchess' employment with the Company.

(11) Includes 103,156 unvested shares of Common Stock subject to the Company's repurchase option as of September 30, 1996 in the event of a termination of Mr. Thanos' employment with the Company.
(12) Represents shares of Common Stock held by Battery Ventures II, L.P. Mr. Curme is a director of the Company and a general partner of ABF Partners II, L.P., the general partner of Battery Ventures II, L.P. Mr. Curme disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(13) Includes 3,826 shares of Common Stock held by Mr. Leslie's children and 18,750 shares of Common Stock issuable upon exercise of an outstanding option, of which 16,797 shares were not vested as of September 30, 1996. Mr. Leslie's option may be exercised in full prior to complete vesting subject to his entering a restricted stock purchase agreement granting the Company an option to repurchase such shares at their original purchase price in the event of a termination of Mr. Leslie's membership on the Company's Board of Directors.
(14) Represents 1,502,379 shares of Common Stock held by MSVC II LP, 432,137 shares of Common Stock held by MSVI and 341,077 shares of Common Stock held by MSVC II CV. Mr. Loarie is a director of the Company, a principal of Morgan Stanley & Co. Incorporated, a general partner of MSVP II and a Vice President of MSVC II. Mr. Loarie disclaims beneficial ownership of all such shares except to the extent of his beneficial interest therein.
(15) Represents 854,430 shares of Common Stock held by BA Ventures and 94,936 shares of Common Stock held by BA Partners. Mr. Obuch is a Principal of BA Ventures, a general partner of BA Partners, and a director of the Company. Mr. Obuch disclaims beneficial ownership of all shares held by BA Ventures and all shares held by BA Partners except to the extent of his proportionate general partnership interest in BA Partners.

(16) Includes 16,797 unvested shares of Common Stock subject to the Company's repurchase option in the event of a termination of Mr. Webber's membership on the Company's Board of Directors.

(17) Includes 34,092 unvested shares of Common Stock subject to the Company's repurchase option as of September 30, 1996 in the event of a termination of Ms. Wilson's employment with the Company.

(18) Includes 316,455 shares of Common Stock held by Vertex II and 1,007,440 shares of Common Stock held by Vertex Pte. Vertex II and Vertex Pte. are investment affiliates of Vertex Management, Inc., a venture capital investment firm. Mr Wu is a Vice President of Vertex Management, Inc. and a director of the Company. Mr. Wu disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(19) Includes 246,475 shares immediately issuable upon exercise of outstanding options under the 1995 Plan, of which 213,574 shares were not vested as of September 30, 1996. Includes 7,868,220 issued shares of Common Stock, 793,199 of which were subject to a repurchase option in favor of the Company as of September 30, 1996.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  Upon the completion of this offering, the Company will be authorized to issue 25,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value. Immediately after the completion of this offering and assuming no exercise of the Underwriters' over-allotment option, the Company estimates there will be an aggregate of 11,127,877 shares of Common Stock outstanding and no shares of Preferred Stock will be issued and outstanding.

  The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Restated Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Delaware law.

  The Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's bank line of credit agreement contains a restrictive covenant that limits the Company's ability to pay cash dividends or make stock repurchases without the prior written consent of the lender. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

  Effective upon completion of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

  The Company's Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. The Certificate of Incorporation also provides that the right of the Company's stockholders to vote cumulatively in the election of directors will be eliminated upon completion of the offering (except to the extent that cumulative voting may be required by the California corporate law). At such time as cumulative voting is eliminated, stockholders entitled to vote in the election of directors will be able to cast one vote per share, regardless of the number of directors to be elected. The Company's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, by the chief executive officer of the Company, or by stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, the Company's Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company's Secretary of the stockholder's intention to bring such business before the meeting.

  The foregoing provisions of the Company's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

  The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested shareholder and the sale of more than ten percent (10%) of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the Company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Risk Factors--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

REGISTRATION RIGHTS

  After this offering, the holders of 3,600,113 shares of Common Stock will be entitled upon expiration of lock-up agreements with the Underwriters to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Holders of registration rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file registration statements on Form S-3 at the Company's expense when such form becomes available for use to the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration.

TRANSFER AGENT

  The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering there has been no public market for the Common Stock of the Company, and no prediction can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares are currently available for sale, or will be available for sale shortly after this offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price.

  Based on the number of shares outstanding as of September 30, 1996 and assuming the automatic conversion of all Outstanding Preferred Stock in connection with this offering, upon completion of this offering, the Company will have outstanding 11,127,877 shares of Common Stock. Of these shares, all of the 2,650,000 shares of Common Stock sold in this offering will be freely tradable (unless such shares are held by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The remaining 8,477,877 shares were issued and sold by the Company in private transactions ("Restricted Shares") and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 thereunder, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144: (i) no Restricted Shares will be available for immediate sale in the public market on the date of this Prospectus; (ii) approximately 4,898,282 Restricted Shares will become eligible for sale upon expiration of lock-up agreements 180 days after the date of this Prospectus (the "Release Date"); and (iii) an additional 3,579,595 Restricted Shares will become available at various times after the Release Date pursuant to Rules 144 and 144(k) under the Securities Act. Of the 4,898,282 shares of Common Stock that will become available for sale on the Release Date, approximately 2,336,744 represent Restricted Shares held by employees and consultants of the Company that will be registered on a registration statement on Form S-8 on or prior to the Release Date. The remaining Restricted Shares represent shares issued to the Company's venture capital investors that will become available on or at various times after the Release Date in accordance with the holding period requirements of Rule 144. Of the 2,336,744 shares held by employees and consultants that will be registered on the Form S-8, approximately 439,969 shares will be unvested as of the Release Date and will be subject to a repurchase option which the Company may exercise in the event of a termination of the holder's employment or consulting relationship. In addition to the 2,336,744 Restricted Shares currently outstanding that the Company intends to register on the Form S-8, it also intends to register an additional 3,270,431 shares of Common Stock reserved for issuance under the Company's 1995 Stock Plan, 1996 Employee Stock Purchase Plan and 1996 Director Option Plan. Notwithstanding the timing of the filing of the Form S-8, all shares registered thereunder will be subject to lock-up agreements expiring on the Release Date.

  The Company's executive officers, directors and certain stockholders, who own 8,477,877 Restricted Shares, have agreed, subject to certain exceptions, that they will not, without the prior written consent of Alex. Brown & Sons Incorporated, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock of the Company for a period of 180 days from the date of this Prospectus (the "Lockup Period"). Alex. Brown & Sons Incorporated, in its sole discretion at any time and without notice, may release any or all shares from the lockup agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the Lockup Period.

  In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated), who has beneficially owned Restricted Shares for at least two years, including the holding period of any securities that converted into Restricted Shares and including the holding period of any prior owner except an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the

Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the over the counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any affiliate) at least three years previously, will be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. The Company's transfer agent, however, may require an opinion of counsel that a proposed sale of shares complies with Rule 144 of the Securities Act prior to effecting a transfer of such shares. Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning
90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

  The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

  Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

OPTIONS

  As of September 30, 1996, options to purchase a total of 584,481 shares of Common Stock were outstanding and exercisable under the 1995 Plan, and an additional 2,235,950 shares were reserved for future option grants, including 2,214,000 shares reserved for issuance under the 1995 Plan effective upon the completion of this offering. The Company's Board of Directors and stockholders approved such increase in the share reserve under the 1995 Plan in September 1996. All of the shares subject to options are subject to Lock-up Agreements. See "--Lock-up Agreements." In addition, in September 1996, the Company reserved 300,000 shares for issuance under the Company's 1996 Employee Stock Purchase Plan and 150,000 shares for issuance under the Company's 1996 Director Option Plan. See "Management--1995 Stock Plan," "--1996 Employee Stock Purchase Plan," "--1996 Director Option Plan" and Note 7 of Notes to Financial Statements.

  The Company intends to file a registration statement on Form S-8 under the Securities Act covering approximately 824,978 shares of Common Stock issued pursuant to stock purchase and stock option plans that are now terminated, 4,319,695 shares subject to outstanding stock options or issued or reserved for issuance under the 1995 Plan, 12,502 shares sold to certain consultants of the Company, 300,000 shares of Common Stock reserved for issuance under the 1996 Employee Stock Purchase Plan and 150,000 shares of Common Stock reserved for issuance under the 1996 Director Option Plan. Such registration statement is expected to be filed on or prior to the Release Date and will automatically become effective upon filing. Accordingly, shares covered by such registration statement will thereupon be eligible for sale in the public markets, subject to the lapse of any repurchase rights the Company may have with respect to such shares and to the Lock-up Agreements, if applicable.

LOCK-UP AGREEMENTS

  All officers and directors and certain holders of Common Stock and options to purchase Common Stock have agreed pursuant to certain "lock-up" agreements that they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock for a period of 180 days after the transfer or date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. All other holders of Common Stock and options to purchase Common Stock have agreed pursuant to existing agreements with the Company not to sell or otherwise transfer or dispose of any Common Stock for a period of 180 days after the effective date of this offering.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Cowen & Company and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
       UNDERWRITER                                                      SHARES
       -----------                                                     ---------
   Alex. Brown & Sons Incorporated....................................
   Cowen & Company....................................................
   Wessels, Arnold & Henderson, L.L.C. ...............................
                                                                       ---------
     Total............................................................ 2,650,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow, and such dealers may re-
allow, a concession not in excess of $    per share to certain other dealers.
After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 397,500 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,650,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,650,000 shares are being offered.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company and certain stockholders of the Company have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the effective date of this offering without the prior written consent of Alex. Brown & Sons Incorporated, except that the Company may issue, and grant options to purchase, shares of Common Stock under its current stock option and purchase plans and other currently outstanding options. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. See "Risk Factors--No Prior Market; Possible Volatility of Stock Price."

  The Underwriters have reserved for sale, at the initial public offering price, approximately 5% of the shares of Common Stock offered hereby for certain employees, customers and vendors of the Company, and certain other individuals and entities, who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Pillsbury Madison & Sutro LLP, Menlo Park, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. As of the date of this Prospectus, a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships of which members of such firm are partners, beneficially own 10,384 shares of the Company's Common Stock.

                                    EXPERTS

  The balance sheets as of December 31, 1994 and 1995, and September 30, 1996 and the statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1996, included in this Prospectus and the financial statement schedule for the aforementioned periods included in the Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act and the rules regulations promulgated thereunder with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

  The Company is not currently subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Company's Common Stock, the Company will become subject to the informational requirements of the Exchange Act. The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

  Aurum, Aurum SalesTrak, Aurum QualityTrak, Aurum SupportTrak and TeleTrak are registered trademarks of the Company. Aurum EventTrak, Aurum Teletrak, Aurum WebTrak, dbSync, Aurum Smart Encyclopedia, Aurum Management Information System, Aurum Explorer, Aurum Reporter and Aurum CTITrak are also trademarks of the Company. Trademarks of other companies are also referred to in this Prospectus.

                                 GLOSSARY

Channel Partners...............  Companies that enter alliances with a product manufacturer for the purposes of developing
                                 and exploiting specific sales outlets and
                                 types of selling.

Component Architecture.........  Application software developed in separate components or modules that facilitate ease of
                                 use and enhanced performance by optimizing
                                 each component to perform certain tasks.

Computer Telephony
 Integration...................  The ability to initiate calls from a computer database or have an incoming call initiate
                                 access to a file stored on a computer.

Configurable...................  The ability to alter a product to be more suitable to the requirements of the user.

Extensible.....................  A design that readily allows for expansion by either adding enhancements to existing fea-
                                 tures or attaching complementary features and
                                 functions.

Heterogeneous Database
 Synchronization...............  The result of a process that ensures that the data stored on multiple database products in
                                 different locations is consistent.

Multi-tiered Distribution......  Selling products through different types of selling processes and organizations such as
                                 selling through telephone solicitation, en-
                                 gaging third party companies to resell prod-
                                 ucts and employing field sales personnel to
                                 sell directly to customers.

OEM............................  Original equipment manufacturer. Companies that assemble and resell components and tech-
                                 nology provided by other companies as well as
                                 components designed by the equipment
                                 manufacturer.

OLAP...........................  On-Line Analytical Processing. A software tool that enables users to perform on-line
                                 analysis of data to create reports.

Scalable.......................  A software process and design that allows more users to be added to a computer system
                                 without a material reduction in the time it
                                 takes the computer to respond to user re-
                                 quests or to perform tasks.

Schema.........................  A distillation of the schematic design or or-
                                 ganization of a process.

SQL............................  Structural Query Language. A popular method of accessing data stored in databases that
                                 makes queries easier to perform.

3-Tier client/server...........  Application software developed to enhance performance by distributing elements of soft-
                                 ware to run on three different levels: the
                                 user interface, the operating system of the
                                 user's computer ("client"), and the network
                                 computer where the user's files are stored
                                 ("server").

VAR............................  Value-added reseller. A company that resells primary products developed by others and pro-
                                 vides certain value-added extensions for spe-
                                 cific end user markets.

                              AURUM SOFTWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Coopers & Lybrand L.L.P., Independent Accountants................ F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity (Deficit)............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Aurum Software, Inc.

  We have audited the accompanying balance sheets of Aurum Software, Inc. as of December 31, 1994 and 1995, and September 30, 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurum Software, Inc. as of December 31, 1994 and 1995, and September 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

San Jose, California

October 14, 1996

                               ----------------

  The accompanying financial statements give effect to a reverse stock split on a one-for-four basis of the Company's Common Stock and a one-for-one basis of the Company's Preferred Stock which will occur upon reincorporation of the Company in Delaware. The above opinion is in the form which will be signed by Coopers & Lybrand L.L.P. upon completion of such reverse stock split described in Note 7 of notes to financial statements and assuming that from October 14, 1996 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or required disclosure therein.

                                          Coopers & Lybrand L.L.P.

San Jose, California

October 14, 1996

                              AURUM SOFTWARE, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     PRO FORMA
                                                                   STOCKHOLDERS'
                                                                      EQUITY
                                    DECEMBER 31,                     (NOTE 11)
                                  -----------------  SEPTEMBER 30, SEPTEMBER 30,
                                   1994      1995        1996          1996
                                  -------  --------  ------------- -------------
ASSETS
Current assets:
  Cash and cash equivalents.....  $ 2,517  $  2,795     $ 1,683
  Accounts receivable, net of
   allowance for doubtful
   accounts of $318, $340 and
   $309 at December 31, 1994 and
   1995 and September 30, 1996,
   respectively ................    1,374     4,702       8,856
  Prepaid expenses and other
   current assets...............      295       438       1,022
                                  -------  --------     -------
   Total current assets.........    4,186     7,935      11,561
Property and equipment, net.....    1,151     1,559       2,633
Other assets....................      407       301         224
                                  -------  --------     -------
    Total assets................  $ 5,744  $  9,795     $14,418
                                  =======  ========     =======
LIABILITIES, MANDATORILY
REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY
(DEFICIT)
Current liabilities:
  Notes payable.................  $    29  $    217     $   331
  Current portion of capital
   lease obligations............      276       304         479
  Borrowings under line of
   credit.......................      600                 1,500
  Accounts payable..............      499     1,191       1,687
  Accrued compensation..........      354       898       1,392
  Other accrued liabilities.....      566       817       1,380
  Deferred revenue..............      828     2,303       2,187
                                  -------  --------     -------
   Total current liabilities....    3,152     5,730       8,956
Notes payable, less current
 portion........................       75       121         559
Capital lease obligations, less
 current portion................      295       116         530
                                  -------  --------     -------
   Total liabilities............    3,522     5,967      10,045
                                  -------  --------     -------
Commitments and contingencies
 (Note 5).
Mandatorily redeemable
 convertible preferred stock, no
 par value:
   Authorized: 24,000,000 shares
   Issued and outstanding:
    14,194,173 shares in 1994,
    21,901,892 shares in 1995...   11,302    17,356         --
                                  -------  --------     -------
   (Liquidation value: $17,504
    in 1995)
Stockholders' equity (deficit):
 Convertible preferred stock, no
  par value:
 Authorized: 24,000,000 Shares
 Issued and outstanding:
  21,905,398 at September 30,
  1996
  (no shares pro forma).........                         18,356      $    --
 (Liquidation value: $17,854)
 Common stock, no par value;
  $0.001 pro forma:
  Authorized: 10,000,000 shares;
  Issued and outstanding:
   831,138 shares in 1994,
   2,526,159 shares in 1995 and
   3,669,024 shares at September
   30, 1996; 8,627,877 shares
   pro forma....................      195       236       1,256             9
  Additional paid-in capital....                                       19,603
 Notes receivable from
  stockholders..................       (1)      (38)     (1,066)       (1,066)
 Accumulated deficit............   (9,274)  (13,726)    (14,173)      (14,173)
                                  -------  --------     -------      --------
   Total stockholders' equity
    (deficit)...................   (9,080)  (13,528)      4,373      $  4,373
                                  -------  --------     -------      ========
    Total liabilities,
     mandatorily redeemable
     convertible preferred stock
     and stockholders' equity
     (deficit)..................  $ 5,744  $  9,795     $14,418
                                  =======  ========     =======

   The accompanying notes are an integral part of these financial statements.

                              AURUM SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      YEARS ENDED           NINE MONTHS ENDED
                                     DECEMBER 31,             SEPTEMBER 30,
                                -------------------------  -------------------
                                 1993     1994     1995       1995      1996
                                -------  -------  -------  ----------- -------
                                                           (UNAUDITED)
Revenues:
  Licenses....................  $ 3,475  $ 3,356  $ 5,928    $ 3,555   $10,320
  Services....................    1,426    2,556    4,547      3,152     7,932
                                -------  -------  -------    -------   -------
    Total revenues............    4,901    5,912   10,475      6,707    18,252
                                -------  -------  -------    -------   -------
Cost of revenues:
  Licenses....................      331      365      979        722       899
  Services....................    1,609    2,586    3,919      2,469     7,011
                                -------  -------  -------    -------   -------
    Total cost of revenues....    1,940    2,951    4,898      3,191     7,910
                                -------  -------  -------    -------   -------
Gross profit..................    2,961    2,961    5,577      3,516    10,342
                                -------  -------  -------    -------   -------
Operating expenses:
  Sales and marketing.........    3,107    3,240    6,626      4,276     7,258
  Research and development....    2,251    2,246    2,286      1,712     2,353
  General and administrative..    1,861    1,780    1,023        698     1,088
                                -------  -------  -------    -------   -------
    Total operating expenses..    7,219    7,266    9,935      6,686    10,699
                                -------  -------  -------    -------   -------
Loss from operations..........   (4,258)  (4,305)  (4,358)    (3,170)     (357)
Other income, net.............       38        5       63         47        53
Interest expense..............      (42)     (88)    (157)      (124)     (143)
                                -------  -------  -------    -------   -------
    Net loss..................  $(4,262) $(4,388) $(4,452)   $(3,247)  $  (447)
                                =======  =======  =======    =======   =======
Pro forma net loss per share..                    $ (0.67)             $ (0.05)
                                                  =======              =======
Pro forma shares used in per
 share calculation............                      6,640                8,739
                                                  =======              =======


   The accompanying notes are an integral part of these financial statements.

                              AURUM SOFTWARE, INC.

               STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

               AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            CONVERTIBLE          COMMON           NOTES
                          PREFERRED STOCK        STOCK          RECEIVABLE              STOCKHOLDERS'
                         ------------------ -----------------      FROM     ACCUMULATED    EQUITY
                           SHARES   AMOUNT   SHARES    AMOUNT  STOCKHOLDERS   DEFICIT     (DEFICIT)
                         ---------- ------- ---------  ------  ------------ ----------- -------------
Balances, December 31,
 1992...................                      972,410  $  233    $   (61)    $   (624)     $  (452)
 Issuance of common
  stock under stock
  purchase plan.........                        2,563       2                                    2
 Repurchase of common
  stock.................                      (28,054)     (7)         3                        (4)
 Payments on notes
  receivable from
  stockholders..........                                              10                        10
 Net loss...............                                                       (4,262)      (4,262)
                         ---------- ------- ---------  ------    -------     --------      -------
Balances, December 31,
 1993...................                      946,919     228        (48)      (4,886)      (4,706)
 Issuance of common
  stock under stock
  purchase plan.........                        2,688       4                                    4
 Issuance of common
  stock under incentive
  stock option plan.....                          297
 Repurchase of common
  stock.................                     (118,766)    (37)                                 (37)
 Payments and
  cancellation of notes
  receivable from
  stockholders..........                                              47                        47
 Net loss...............                                                       (4,388)      (4,388)
                         ---------- ------- ---------  ------    -------     --------      -------
Balances, December 31,
 1994...................                      831,138     195         (1)      (9,274)      (9,080)
 Exercise of warrants by
  preferred investors...                    1,382,280       5                                    5
 Issuance of common
  stock under incentive
  stock options plan for
  cash and notes
  receivable............                      317,954      38        (37)                        1
 Repurchase of common
  stock.................                       (5,213)     (2)                                  (2)
 Net loss...............                                                       (4,452)      (4,452)
                         ---------- ------- ---------  ------    -------     --------      -------
Balances, December 31,
 1995...................                    2,526,159     236        (38)     (13,726)     (13,528)
 Repurchase of common
  stock.................                      (50,948)   (118)                                (118)
 Issuance of common
  stock under incentive
  stock option plan for
  cash, note receivables
  and services..........                    1,181,311   1,063     (1,028)                       35
 Issuance of common
  stock under stock
  purchase clause.......                       12,502      75                                   75
 Reclass due to
  elimination of
  mandatory redemption
  provisions related to
  convertible preferred
  stock................. 21,905,398 $18,356                                                 18,356
 Net loss...............                                                         (447)        (447)
                         ---------- ------- ---------  ------    -------     --------      -------
Balances, September 30,
 1996................... 21,905,398 $18,356 3,669,024  $1,256    $(1,066)    $(14,173)     $ 4,373
                         ========== ======= =========  ======    =======     ========      =======

   The accompanying notes are an integral part of these financial statements.

                              AURUM SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               NINE MONTHS
                                                                  ENDED
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                -------------------------  -------------------
                                 1993     1994     1995       1995      1996
                                -------  -------  -------  ----------- -------
                                                           (UNAUDITED)
Cash flows from operating
 activities:
 Net loss...................... $(4,262) $(4,388) $(4,452)   $(3,247)  $  (447)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation and
  amortization.................     263      518      589        434       838
 Provision for doubtful
  accounts.....................     183       87      125        142
 Write-off of intangibles......                       220         41
 Changes in current assets and
  liabilities:
  Accounts receivable..........      14   (1,050)  (3,453)      (939)   (4,154)
  Prepaid expenses and other
   current assets..............    (224)     (52)     (10)       138      (555)
  Other assets.................       5       (4)    (130)        (7)      (46)
  Accounts payable.............       3       77      692        208       496
  Accrued compensation and
   other liabilities...........     360      236      795        573     1,064
  Deferred revenue.............     121      380    1,475        121      (116)
                                -------  -------  -------    -------   -------
   Net cash used in operating
    activities.................  (3,537)  (4,196)  (4,149)    (2,536)   (2,920)
                                -------  -------  -------    -------   -------
Cash flows from investing
 activities:
 Purchase of short-term
  investments..................  (2,889)
 Sales of short-term
  investments..................            2,889
 Acquisition of property and
  equipment....................    (228)    (427)    (933)      (611)   (1,912)
 Decrease (increase) in
  restricted cash..............    (239)    (104)     (44)       (11)      102
                                -------  -------  -------    -------   -------
   Net cash provided by (used
    in) investing activities...  (3,356)   2,358     (977)      (622)   (1,810)
                                -------  -------  -------    -------   -------
Cash flows from financing
 activities:
 Proceeds from borrowings under
  line of credit...............              950                         1,500
 Repayments of borrowings under
  line of credit...............             (350)    (600)      (600)
 Repayment of notes payable to
  stockholders.................    (113)
 Proceeds from issuance of
  mandatorily redeemable
  convertible preferred stock,
  net of issuance costs........   8,345    2,456    5,975      5,975     1,486
 Proceeds from issuance of
  common stock.................       2                 6          6        95
 Repurchase of mandatorily
  redeemable convertible
  preferred and common stock...      (4)               (2)        (2)     (604)
 Proceeds from repayment of
  notes receivable from
  stockholders.................      10       10
 Repayments of note payables
  and capital lease
  obligations..................     (79)    (224)    (431)      (326)     (555)
 Proceeds from notes payable
  and sales and leasebacks of
  property
  and equipment................     150               456        240     1,696
                                -------  -------  -------    -------   -------
   Net cash provided by
    financing activities.......   8,311    2,842    5,404      5,293     3,618
                                -------  -------  -------    -------   -------
Net increase (decrease) in
 cash..........................   1,418    1,004      278      2,135    (1,112)
Cash and cash equivalents at
 beginning of year.............      95    1,513    2,517      2,517     2,795
                                -------  -------  -------    -------   -------
Cash and cash equivalents at
 end of year...................   1,513  $ 2,517  $ 2,795    $ 4,652     1,683
                                =======  =======  =======    =======   =======
SUPPLEMENTAL CASH FLOW
 INFORMATION:
 Cash payments for:
 Interest...................... $    42  $    88  $   157      $ 123   $   143
SUPPLEMENTAL DISCLOSURE OF
 NONCASH TRANSACTIONS:
 Issuance of stockholders'
  notes receivable in exchange
  for common stock.............                   $    37              $ 1,028
 Cancellation of stockholder
  note receivable.............. $     3  $    37
 Property and equipment
  acquired under capital lease
  obligations.................. $   434  $   394  $    58    $    58
 Property and equipment
  purchased included in
  accounts payable............. $    50  $    15
 Common stock issued in
  consideration for services
  performed....................               $4                       $    15
 Issuance of mandatorily
  redeemable convertible
  preferred stock in exchange
  for technology...............                   $    79
 Conversion of note payable to
  mandatorily redeemable
  convertible preferred stock.. $   500

   The accompanying notes are an integral part of these financial statements.

                             AURUM SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

1.Business of the Company:

    Aurum Software, Inc. (the "Company") is a provider of enterprise-wide sales and marketing information software. The Company develops, markets and supports the Aurum Customer Enterprise suite of applications which helps automate the field sales, telemarketing, telesales and customer support functions of a business. The Company's products are based on advanced client/server and Internet/Intranet technologies and are designed to address the sales and marketing requirements of businesses ranging from medium-sized enterprises to large multinational corporations. The Company sells its products in North America primarily through its direct sales force and sells its products outside of North America primarily through key distribution organizations. In addition, the Company provides an array of services to its customers, including business consulting, requirements definition, installation, consulting, training and customer support. The Company is headquartered in Santa Clara, California, with sales offices nationwide.

2.Summary of Significant Accounting Policies:

  INTERIM FINANCIAL INFORMATION (UNAUDITED):

    The unaudited interim statements of operations and cash flows and related notes for the nine months ended September 30, 1995 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles. Results for the interim period are not necessarily indicative of results to be expected for the full fiscal year.

  USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the time of purchase to be cash equivalents.

  REVENUE RECOGNITION:

    Revenues consist of license revenues and service revenues. License revenues are recognized upon execution of a license agreement and delivery of software if there are no significant post-delivery vendor obligations and if collection of the receivable is deemed probable. If significant post-delivery obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. Upon recognition of license revenues, the Company accrues for the cost of warranty and insignificant vendor obligations. Revenues from services consist of fees from consulting services, including implementation and customization of licensed software, training and maintenance support. Consulting and training revenues are generally recognized as services are performed, except for revenues from certain fixed

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

2.Summary of Significant Accounting Policies, continued

  price contracts or milestone deliverables, which are recognized on a percentage-of-completion basis or upon milestone delivery. Maintenance support revenues are recognized ratably over the term of the support period, which is typically one year.

  ENGINEERING AND SUPPORT:

    Costs related to the conceptual formulation and design of software products are charged to operations as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. The Company has not capitalized any software development costs since such costs have not been significant.

  PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets which is generally three years. Amortization of equipment under capital leases is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset.

  COMPUTATION OF HISTORICAL NET LOSS PER SHARE AND PRO FORMA NET LOSS PER
SHARE:

    Historical net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Common equivalent shares from stock options and mandatorily redeemable convertible preferred stock are excluded from the computation of net loss per share as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the public offering price during the 12 months immediately preceding the offering date have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated initial public offering price). Pro forma net loss per share assumes the common shares issuable upon conversion of the outstanding convertible preferred stock have been outstanding during such periods. Historical net loss per share is as follows:

                                     YEAR ENDED           NINE MONTHS ENDED
                                    DECEMBER 31,            SEPTEMBER  30,
                               -------------------------  -------------------
                                1993     1994     1995      1995       1996
                               -------  -------  -------  ---------  --------
   Net loss................... $(4,262) $(4,388) $(4,452) $  (3,247) $   (447)
                               =======  =======  =======  =========  ========
   Net loss per share......... $ (2.09) $ (2.26) $ (1.47) $   (1.15) $  (0.11)
                               =======  =======  =======  =========  ========
   Number of shares used in
    per share calculation.....   2,043    1,938    3,020      2,825     4,064
                               =======  =======  =======  =========  ========

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

2.Summary of Significant Accounting Policies, continued

  INCOME TAXES:

    The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  BUSINESS RISKS AND CREDIT CONCENTRATION:

    A majority of the Company's revenues have been attributed to SalesTrak, which is typically the first of the Company's software products to be deployed with the greatest number of users and which often serves as a foundation for other applications. Any factor adversely affecting the pricing of or demand for the SalesTrak product could have a material adverse affect on the Company's business, financial condition or results of operations.

    The Company incorporates into its products certain software and other technologies licensed to it by third-party developers. In the event that products licensed from the third-party vendors should fail to address the requirements of the Company's software products, the Company would be required to find alternative software products or technologies of equal performance or functionality. The absence of or any significant delay in the replacement of that functionality could have a material adverse affect on the Company's business, financial condition, or results of operations.

    As of December 31, 1994 and 1995 and September 30, 1996, the Company's cash and cash equivalents are deposited with principally one financial institution in the form of demand deposit and money market accounts.

    The Company markets and sells its products to a broad geographic and demographic base of customers and generally does not require collateral. At December 31, 1994, two customers accounted for 15.4% and 13.1% of accounts receivable. At December 31, 1995, two customers accounted for 16.9% and 12.5% of accounts receivable. At September 30, 1996, three customers accounted for 13.4%, 13.4% and 12.2% of accounts receivable.

  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying value of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

  LONG-LIVED ASSETS:

    Effective January 1, 1996, the Company adopted Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. The adoption of SFAS 121 did not impact on the Company's financial condition or results of operations.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

  STOCK BASED COMPENSATION:

    Statement of Financial Accounting Standards No. 123 (SFAS 123) "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

3.Property and Equipment:

    Property and equipment, consist of the following (in thousands):

                                                 DECEMBER 31,
                                                ---------------  SEPTEMBER 30,
                                                 1994    1995        1996
                                                ------  -------  -------------
   Computer equipment.......................... $1,773  $ 2,750     $ 4,598
   Furniture and fixtures......................    184      219         283
   Leasehold improvements......................     54       32          32
                                                ------  -------     -------
                                                 2,011    3,001       4,913
   Less accumulated depreciation and
    amortization...............................   (860)  (1,442)     (2,280)
                                                ------  -------     -------
                                                $1,151  $ 1,559     $ 2,633
                                                ======  =======     =======

    At December 31, 1994 and 1995 and at September 30, 1996, computer equipment in the amount of $903,000, $1,114,000 and $3,031,000, respectively, with $318,000, $687,000 and $1,324,000, respectively, of accumulated depreciation were capitalized under equipment lease arrangements. These assets are pledged as collateral under the lease arrangements.

4.Notes Payable, Capital Lease Obligations and Line of Credit:

  NOTES PAYABLE:

    The Company has an equipment loan for $1,250,000 with its bank. Outstanding borrowings under the loan bear interest at prime rate plus 1.5% (10.75% at September 30, 1996). Under the provisions of the loan, the Company may borrow against the loan until April 30, 1997 and must pay interest monthly on outstanding borrowings. Beginning May 30, 1997, the outstanding balance as of April 30, 1997, will be payable monthly in thirty even payments of principal plus interest through October 30, 1999. The Company had outstanding borrowings under this loan of $590,000 at September 30, 1996.

    The Company has outstanding a note payable with a leasing company which bears interest at 10%, expires on February 15, 1998 at which time the remaining balance is due, and is collateralized by an irrevocable letter of credit. At December 31, 1994 and 1995 and at September 30, 1996, $104,000, $75,000 and $51,000, respectively, was outstanding under this note.

    In addition, the Company has outstanding two notes payable which bear interest at 15% and are due on December 15, 1996 and July 16, 1997, respectively. At December 31, 1995 and September 30, 1996, $263,000 and $249,000, respectively, was outstanding under these notes.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                    ENDED JUNE 30, 1995 IS UNAUDITED)

4.Line of Credit, Capital Lease Obligations and Notes Payable, continued

    The following table summarizes the scheduled maturities of notes payable (in thousands):

      October 1, 1996--December 31, 1996................................. $  86
      1997...............................................................   394
      1998...............................................................   292
      1999...............................................................   223
                                                                          -----
                                                                            995
      Less amount representing interest..................................  (105)
                                                                          -----
      Present value of future minimum payments...........................   890
      Less current portion...............................................  (331)
                                                                          -----
      Long term portion of notes payable.................................  $559
                                                                          =====

  CAPITAL LEASE OBLIGATIONS:

    The Company leases equipment under capital lease agreements. Future minimum lease payments on these capital lease obligations are as follows
  (in thousands):

      October 1, 1996--December 31, 1996................................. $ 160
      1997...............................................................   527
      1998...............................................................   368
      1999...............................................................    84
                                                                          -----
      Minimum lease payments............................................. 1,139
      Less amount representing interest..................................  (130)
                                                                          -----
      Present value of minimum lease payments............................ 1,009
      Less current portion...............................................  (479)
                                                                          -----
      Long-term portion of capital leases................................ $ 530
                                                                          =====

  During fiscal year 1995 and the nine months ended September 30, 1996, the Company sold certain equipment at cost less accumulated depreciation of $132,000 and $961,000, respectively, and leased back such equipment. No gain or loss was recognized on the sale.

  LINE OF CREDIT:

    At September 30, 1996, the Company had a line of credit agreement with a bank which provides the Company the ability to borrow 75% of eligible receivables or a maximum of $3,000,000 . The line of credit which is collateralized by the assets of the Company matures on July 15, 1997 and requires the Company to maintain certain financial covenants, including among others, specified levels of working capital, net worth, quarterly profitability and financial ratios. The line of credit agreement also contains a restrictive covenant which limits the Company's ability to pay cash dividends or make stock repurchases without the bank's consent. Borrowings under the line of credit bear interest at the prime rate plus 1.5% (10.75% at September 30, 1996). At September 30, 1996, the Company had outstanding borrowings of $1,500,000 under the line of credit.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


5.Commitments and Contingencies:

  OPERATING LEASES:

    The Company leases its facilities under noncancelable operating leases and subleases which expire in 1997 and 1998.

    Future annual minimum lease payments under the lease agreements are as follows (in thousands):

      October 1, 1996 - December 31, 1996 ................................. $104
      1997.................................................................  166
      1998.................................................................   70
                                                                            ----
                                                                            $340
                                                                            ====

    Rent expense for 1993, 1994 and 1995 and for the nine month period ended September 30, 1996 amounted to $318,000, $315,000, $237,000 and $264,000, respectively.

  CONTINGENCIES:

    The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these actions at this time, management believes that any liabilities resulting from such proceedings, or claims which are pending or known to be threatened, will not have a material adverse effect on the Company's financial position or results of operations.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


6.Mandatorily Redeemable Convertible Preferred Stock:

    The mandatorily redeemable convertible preferred stock of the Company comprises the series designated as follows:

                                          NUMBER OF      COMMON
                             NUMBER OF     SHARES        SHARES     LIQUIDATION
                               SHARES    ISSUED AND   RESERVED FOR     VALUE
                             AUTHORIZED  OUTSTANDING   CONVERSION  (IN THOUSANDS)
                             ----------  -----------  ------------ --------------
   Series A................  4,411,765    3,235,294      739,565       $2,750
   Series A-1..............  1,176,471    1,176,471      172,413        1,000
   Series B................  5,092,563    4,504,630    1,308,355        4,865
   Series B-1..............    277,778      277,778       51,724          300
   Series C................  5,000,000    5,000,000      624,997        2,500
   Series D................  7,707,719    7,707,719    1,926,925        6,089
                                         ----------    ---------       ------
    December 31, 1995                    21,901,892    4,823,979       17,504
   Series A-1--repurchase..   (882,353)    (882,353)    (129,310)        (750)
   Series B-1--repurchase..   (277,778)    (277,778)     (51,724)        (300)
   Series C--repurchase....        --      (200,000)     (25,000)        (100)
   Series E................  1,363,637    1,363,637      340,908        1,500
                                         ----------    ---------       ------
   Reclass due to
    elimination of
    mandatory redemption
    provisions related to
    convertible preferred
    stock..................              21,905,398    4,958,853       17,854
                                         ----------    ---------       ------
    September 30, 1996                          --           --        $  --
                                         ==========    =========       ======

    In January 1996, the Company repurchased shares of Series A-1, Series B-1, and Series C preferred stock held by one investor at prices of $.3459, $.4394 and $.2950 per share, respectively.

    In March 1996, the Company issued 1,363,637 shares of Series E preferred stock at $1.10 per share.

    The rights, preferences and privileges of the Series A, Series A-1, Series B, Series C, Series D and Series E preferred stockholders are as follows:

  Redemption:

    The Company does not have the right to call or redeem any shares of preferred stock.

    In September 1996, the Board of Directors and the stockholders approved an amendment to the articles of incorporation to remove all of the preferred stockholders redemption provisions related to the convertible preferred stock. Prior to September 30, 1996, the holders of shares of Preferred Stock could require the Company to redeem, at any time after August 2000 (the "Redemption Date"), the then outstanding preferred stock by paying cash in exchange for the shares of preferred stock to be redeemed, at a sum equal to the redemption price. The redemption price shall be an amount per share equal to all declared and unpaid dividends per share of preferred stock, as the case may be, being redeemed plus the greater of $0.85 in the case of the Series A preferred stock, $0.85 in the case of the Series A-1 preferred stock, $1.08 in the case of the Series B preferred, $0.50 in the case of the Series C preferred stock, $0.79 in the case of the Series D and $1.10 in the case of Series E preferred stock or the fair market value per share of the preferred stock, as the case may be, redeemed as of the specified Redemption Date.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


  Dividends:

    The holders of Series A, Series A-1, Series B, Series C, Series D and Series E preferred stock are entitled to noncumulative dividends of $ 0.085, $0.085, $0.108, $0.05, $0.079 and $0.11, respectively, per share per annum, when and if declared by the Board of Directors. Such a dividend will be declared or paid prior and in preference to any declaration or payment of any dividend on the common stock, other than a common stock dividend payable solely in shares of common stock.

  Liquidation:

    A consolidation or merger of the Company with or into any other corporation is deemed a liquidation. Holders of Series A, Series A-1, Series B, Series C, Series D and Series E preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to common stockholders, an amount of $0.85, $0.85, $1.08, $ 0.50, $0.79 and $1.10, respectively, per share plus an amount equal to any declared but unpaid dividends on such shares. If the assets and funds distributed among the holders of the Series A, Series A-1, Series B, Series C, Series D and Series E preferred stock are insufficient to permit the payment to the holders of the full amount as calculated above, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series A, Series A-1, Series B, Series C, Series D and Series E preferred stock in proportion to the preferential amounts to which each holder of Series A, Series A-1, Series B, Series C, Series D and Series E preferred stock would otherwise be entitled. After giving effect to the above distribution, remaining assets and funds are to be distributed among the holders of preferred and common stock pro rata based on the number of shares of common stock held by each (assuming conversion into common stock of all such Series A, Series A-1, Series B, Series C, Series D and Series E preferred stock).

  Conversion and Registration:

    The preferred stock is convertible at the option of the holder, at any time, into common stock as is determined by dividing $0.85, $0.85, $1.08, $ 0.50, $0.79 and $1.10 by the Series A, Series A-1, Series B, Series C, Series D and Series E conversion prices, respectively. The Board of Directors have authorized the Series A, Series A-1, Series B, Series C, Series D and Series E conversion prices to be $3.7184, $5.8000, $3.7184, $4.000, $3.1600 and $4.400, respectively, per share of common stock, subject to the filing of the amended articles of incorporation. Conversion is automatic upon the earlier of the closing date of a public offering of the Company's common stock for which the aggregate proceeds equal or exceed $10,000,000 and the per share offering price is not less than $7.00, or upon consent of two-thirds in interest of the preferred stockholders. At September 30, 1996, the Company has reserved 4,958,853 shares, respectively, of common stock in the event of conversion.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


  Voting:

    Each share of preferred stock is entitled to vote on an "as converted" basis along with common shareholders.

7.Stockholders' Deficit

  COMMON STOCK:

    At September 30, 1996, 339 shares of common stock issued under the Company's 1992 Restricted Stock Purchase Plan were subject to repurchase by the Company.

    In May 1996, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell its shares of common stock to the public.

    In October 1996, the Company's stockholders approved the reincorporation of the Company from a California to a Delaware corporation, which is expected to be effective before the completion of the Company's initial public offering of its common stock. Upon the effective date of the reincorporation, the California corporation's outstanding common stock will be converted automatically into shares of common stock of the Delaware Corporation on a four-for-one basis. In addition, the California corporation's outstanding convertible preferred stock will automatically convert into shares of convertible preferred stock of the Delaware Corporation on a one-for-one basis. All references to the number of common and common equivalent shares and to per share information in the financial statements have been adjusted to reflect the conversion on a retroactive basis.

  1995 STOCK OPTION PLAN:

    The Board of Directors has reserved 606,431 shares of common stock as of September 30, 1996 under its 1995 Stock Option Plan (the "1995 Plan") for issuance to employees, consultants and directors of the Company. In September 1996, the stockholders authorized an increase in the number of shares of common stock reserved for issuance under the 1995 Stock Option Plan by 2,214,000 shares in conjunction with the offering.

    The 1995 Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors) and consultants of the Company. The 1995 Plan is administered by the Board of Directors or by a committee appointed by the Board which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The terms of options granted under the 1995 Plan generally may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or a parent or subsidiary of the Company (a "Ten Percent Stockholder"), may not exceed five years, however. Generally, options granted under the 1995 Plan vest and become exercisable starting one year after the date of grant, with 25% of the shares subject to the option becoming exercisable at that time and

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

  an additional 1/48th of such shares becoming exercisable each month thereafter. Holders of options granted under the 1995 Plan may exercise their options prior to complete vesting of shares, subject to such holder's entering a restricted stock purchase agreement granting the Company an option to repurchase, in the event of a termination of the optionee's employment or consulting relationship, any unvested shares at a price per share equal to the original exercise price per share for the option. The exercise price of incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 1995 Plan is determined by the Board of Directors. The exercise price of any incentive stock option granted to a Ten Percent Stockholder must equal at least 110% of the fair market value of the Common Stock on the date of grant. To the extent incentive stock options granted to a participant, when aggregated with all other incentive stock options granted to such participant, have an aggregate fair market value in excess of $100,000 first becoming exercisable in any calendar year, such options would be treated as nonstatutory stock options.

    Activity under the 1995 Plan is as follows:

                                                  OPTIONS OUTSTANDING
                                 SHARES    -----------------------------------
                               AVAILABLE     NUMBER
                                  FOR          OF       EXERCISE    AGGREGATE
                                 GRANT       SHARES       PRICE       PRICE
                               ----------  ----------  ----------- -----------
     Shares authorized at
      inception of 1995 Stock
      Plan...................   1,208,921
     Options granted.........  (1,242,782)  1,242,782  $0.12-$0.32 $   166,650
     Options exercised.......                (317,954)    $0.12        (38,154)
     Options canceled........      97,441     (97,441)    $0.12        (11,693)
                               ----------  ----------              -----------
   Balances, December 31,
    1995.....................      63,580     827,387  $0.12-$0.32     116,803
     Increase in shares
      authorized.............     896,775
     Options granted.........    (961,143)    961,143  $0.38-$8.00   2,721,445
     Options exercised.......              (1,181,311) $0.12-$6.00  (1,063,654)
     Options canceled........      22,738     (22,738) $0.12-$6.00      (9,505)
                               ----------  ----------              -----------
   Balances, September 30,
    1996.....................      21,950     584,481  $0.12-$8.00 $ 1,765,089
                               ==========  ==========              ===========

    As of September 30, 1996, 62,427 outstanding options upon exercise would not be subject to the Company's right of repurchase. In addition, as of September 30, 1996, 820,730 shares exercised under the Plan are subject to repurchase.

    The Company has the right of first refusal in the event a stockholder decides to sell or transfer any of the Company's common stock received upon exercise of options under the 1995 Plan. This right of first refusal terminates upon the Company's initial public offering.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the 1995 Plan. Had compensation cost for the 1995 Plan been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share for the nine months ended September 30, 1996 would have been reduced to the pro forma amounts indicated below:

        Net loss--as reported.......................... $ (447)
                                                        ======
        Net loss--pro forma............................ $ (555)
                                                        ======
        Net loss per share--as reported................ $(0.05)
                                                        ======
        Net loss per share--pro forma.................. $(0.06)
                                                        ======

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions by subgroup:

                                               GROUP A GROUP B
                                               ------- -------
        Risk-free interest rate...............  5.82%   5.20%
        Expected life.........................   2.5    2.75
        Expected dividends....................  $--     $--

    The weighted average expected life was calculated based on the vesting period and the exercise behavior of each subgroup. Group A represents higher paid employees who exercise prior to the vesting period to take advantage of tax laws. Group B represents lower paid employees who have held their stock options, but who are expected to exercise subsequent to the initial public offering and prior to vesting years two through four. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for each subgroup.

  The options outstanding and currently exercisable by exercise price at September 30, 1996 are as follows:

                                                            OPTIONS CURRENTLY
                  OPTIONS OUTSTANDING                          EXERCISABLE
  -----------------------------------------------------   ----------------------
                                  WEIGHTED
                                   AVERAGE     WEIGHTED                 WEIGHTED
                                  REMAINING    AVERAGE                  AVERAGE
     EXERCISE       NUMBER OF    CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
      PRICES       OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
  -----------------------------------------------------   ----------------------
   $0.12 - $0.12     134,849        8.71        $0.12       134,849      $0.12
   $0.32 - $0.32     142,059        9.29        $0.32       142,059      $0.32
   $1.20 - $1.20      34,375        9.39        $1.20        34,375      $1.20
   $6.00 - $6.00     261,693        9.74        $6.00       261,693      $6.00
   $8.00 - $8.00      11,505        9.95        $8.00        11,505      $8.00

  1996 EMPLOYEE STOCK PURCHASE PLAN:

    In October 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares are reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, subject to certain limitations. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable offering period, whichever is lower.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

  1996 DIRECTOR OPTION PLAN:

    In September 1996, the stockholders approved the 1996 Director Option Plan (the "Director Plan"). A total of 150,000 shares of common stock has been reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary, and the exercise price of the option is 100% of the fair market value of the common stock on the grant date. The Director Plan provides for the automatic grant of options to purchase 18,750 shares of common stock to each non-employee director of the Company (an "Outside Director") at the first meeting of the Board of Directors following the annual meeting of stockholders in each year beginning with the 1997 Annual Meeting of Stockholders, if on such date, such Outside Director has served on the Board of Directors for at least six months. The term of such options is ten years. Options granted to Outside Directors become exercisable at a rate of 1/48th of the shares subject to such additional options on the monthly anniversary of the date of grant, subject to the Outside Director's continuous service on the Board of Directors. The Director Plan will terminate in 2006 unless sooner terminated by the Board of Directors.

8.Employee Benefit Plan:

    The Company has a 401(k) Profit Sharing Plan (the Plan), which covers substantially all employees. Each eligible employee may elect to contribute to the Plan, through payroll deductions up to 20% of their compensation, subject to current statutory limits. The Company, at the discretion of the Board of Directors, may make matching contributions to the Plan, but has not done so during the years ended December 31, 1993, 1994 or 1995 or the nine months ended September 30, 1996.

9.Income Taxes:

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

                                             YEAR ENDED
                                            DECEMBER 31,         NINE MONTHS
                                           ----------------         ENDED
                                            1994     1995    SEPTEMBER 30, 1996
                                           -------  -------  ------------------
   Depreciation and accrued liabilities..  $   409  $   323  $       574
   Capitalized research and development
    costs................................      500    1,718          938
   Net operating loss carryforward.......    2,042    3,024        3,612
   Research and development credit
    carryforward.........................      309      366          414
   Valuation allowance...................   (3,260)  (5,431)      (5,538)
                                           -------  -------  -----------
   Net deferred tax asset................  $   --   $   --   $       --
                                           =======  =======  ===========

    The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable the valuation allowance will be reduced.

                             AURUM SOFTWARE, INC.

                 (INFORMATION RELATING TO THE NINE MONTHS

                  ENDED SEPTEMBER 30, 1995 IS UNAUDITED)


    The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                                              NINE MONTHS
                                                                 ENDED
                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                            -----------------------------    ----------------
                             1993       1994       1995       1995      1996
                            -------    -------    -------    ------    ------
   Income tax (benefit)
    provision at statutory
    rate...................     (34)%      (34)%      (34)%     (34)%     (34)%
   Net operating loss not
    benefited..............      34         34         34        34        34
                            -------    -------    -------    ------    ------
   Effective tax rate......     -- %       -- %       -- %   --    %   --    %
                            =======    =======    =======    ======    ======

    As of September 30, 1996, the Company had approximately $9,900,000 and $4,000,000 of net operating loss carryforwards for federal and state purposes, respectively, and $270,000 and $144,000 of research and development credits for federal and state purposes, respectively. These federal and state carryforwards and research and development credits expire in the years 2007 through 2010, and 1997 through 2000, respectively. Utilization of the net operating losses and credits is subject to an annual limitation of $950,000 due to ownership change.

10.Major Customers:

    No single customer accounted for 10% or more of the Company's revenues in fiscal year 1993 and 1994 or the nine months ended September 30, 1996. One customer accounted for 11% of revenues for the year ended December 31, 1995 and one customer accounted for 15% of revenues for the nine months ended September 30, 1995.

11.Pro Forma Financial Statement Information:

    Upon the closing of the Company's initial public offering, each outstanding share of the Company's Series A, A-1, B, C, D and E mandatorily redeemable convertible preferred stock will be converted automatically to common stock based on conversion rates set forth in Note 6. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet assuming the conversion had occurred as of September 30, 1996.

                                  CLOSED-LOOP

                          SALES AND MARKETING PROCESS

                                                                     FIELD SALES

MANAGEMENT

                                                                   TELEMARKETING

SUPPORT

   [DEPICTION OF FOUR SOFTWARE GRAPHICAL INTERFACES REPRESENTING THE SOFTWARE
                                   FUNCTION]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
The Company..............................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  27
Management...............................................................  44
Certain Transactions.....................................................  54
Principal and Selling Stockholders.......................................  56
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  62
Underwriting.............................................................  65
Legal Matters............................................................  66
Experts..................................................................  66
Additional Information...................................................  67
Glossary.................................................................  68
Index to Financial Statements............................................ F-1

                                  -----------

 UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,650,000 Shares

                    [LOGO OF AURUM SOFTWARE APPEARS HERE]


                                 Common Stock

                                 -----------

                                  PROSPECTUS

                                 -----------


                              Alex. Brown & Sons
                                 INCORPORATED

                               Cowen & Company
                         Wessels, Arnold & Henderson



                                        , 1996


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has adopted provisions in its Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Shares being registered. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                       AMOUNT
                                                                     TO BE PAID
                                                                     ----------
     SEC Registration Fee........................................... $   11,450
     NASD Filing Fee................................................      3,821
     The Nasdaq Stock Market Listing Fee............................     45,270
     Blue Sky Qualification Fees and Expenses.......................     15,000
     Printing and Engraving Expenses................................    115,000
     Legal Fees and Expenses........................................    250,000
     Accounting Fees and Expenses...................................    200,000
     Transfer Agent and Registrar Fees..............................     15,000
     Directors' and Officers' Insurance.............................    300,000
     Miscellaneous..................................................     44,459
                                                                     ----------
         Total...................................................... $1,000,000
                                                                     ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  Since the Registrant's inception in October 1991, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities.

    1. From March 27, 1992 to September 30, 1996, the Registrant issued and sold 2,336,744 shares of Common Stock to employees and consultants at prices ranging from $0.12 to $8.00 per share, upon exercise of stock options and stock purchase rights, pursuant to the Registrant's 1992 Restricted Stock Purchase Plan, 1993 Stock Option Plan and 1995 Stock Plan.

    2. On January 13, 1993, the Registrant issued and sold 4,411,765 shares of Series A Preferred Stock to a total of four (4) accredited investors for an aggregate purchase price of $3,750,000.

    3. On December 20, 1993, the Registrant issued and sold 4,782,408 shares of Series B Preferred Stock to a total of seven (7) accredited investors for an aggregate purchase price of $5,165,000.

    4. On December 23, 1994, the Registrant issued and sold 5,000,000 shares of Series C Preferred Stock to a total of five (5) accredited investors for an aggregate purchase price of $2,500,000 and issued warrants to such investors to acquire an aggregate 5,529,110 shares of Common stock at an aggregate exercise price of $5,529.

    5. On August 20, 1995, the Registrant issued and sold 7,607,719 shares of Series D Preferred Stock to a total of eight (8) accredited investors for an aggregate purchase price of $6,010,097.

    6. On November 17, 1995, the Registrant issued and sold 100,000 shares of Series D Preferred Stock to Sales Technologies, Inc., a Georgia corporation, in exchange for certain assets.

    7. On March 29, 1996, the Registrant issued and sold an aggregate of 1,363,637 shares of Series E Preferred Stock to two (2) accredited investors for an aggregate purchase price of $1,500,000.

    8. On May 17, 1996, the Registrant issued and sold an aggregate of 6,250 shares of Common Stock to three (3) consultants associated with The Kappa Group, Inc. for an aggregate purchase price of $37,500.

    9. On August 20, 1996 to August 28, 1996, the Registrant issued and sold an aggregate of 6,252 shares of Common Stock to six (6) consultants associated with R. B. Webber & Company, Inc. for an aggregate purchase price of $37,500.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Registrant.

ITEM 27. EXHIBITS

  (a) Exhibits

  1.1   Form of Underwriting Agreement.
  3.1** Form of Restated Certificate of Incorporation of the Registrant to be
        filed prior to completion of the offering.
  3.2** Bylaws of the Registrant.
  4.1   Specimen Common Stock Certificate.
  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1** Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2** 1995 Stock Plan and form of Stock Option Agreement thereunder.
 10.3** 1996 Director Option Plan and form of Director Stock Option Agreement thereunder.
 10.4** 1996 Employee Stock Purchase Plan and forms of agreement thereunder.
 10.5** Lease dated March 5, 1996 between the Registrant and Cooperage-Rose
        Properties II.
 10.6** Letter agreement dated December 22, 1994 between the Registrant and
        Mary E. Coleman, as amended.
 10.7** Letter Agreement dated July 8, 1996 between the Registrant and
        Christopher L. Dier.

 10.8+** OEM Software License Agreement, amended as of April 3, 1996, between the Registrant and Gupta Corporation.
 10.9**  Line of Credit Agreement dated July 15, 1996, modifying the Business
         Loan Agreement dated July 13, 1993, between the Registrant and Silicon
         Valley Bank.
         Promissory Note dated July 15, 1996 between the Registrant and Silicon
 10.10** Valley Bank.
 10.11** Loan Modification Agreement dated September 25, 1996 by and between the Registrant and Silicon Valley Bank.
 10.12 Vertical Application Reseller Agreement, dated as of March 22, 1996, between the Registrant and Business Objects, Inc.
 10.13   Software Development License and Distribution Agreement, dated as of
         June 3, 1996, between the Registrant and First Floor Software, Inc.
 11.1    Calculation of pro forma net loss per share.
 23.1    Consent of Coopers & Lybrand L.L.P., Independent Accountants.
 23.2    Consent of Counsel (included in Exhibit 5.1).
 24.1**  Power of Attorney (see page II-4).
 27.1**  Financial Data Schedule.

--------

** Previously supplied.
+ Confidential treatment has been requested for portions of these agreements pursuant to a request for confidential treatment filed with the Commission. Omitted portions have filed separately with the Commission.

  (b) Financial Statement Schedules:

    Report of Independent Accountants

    Schedule II--Valuation and Qualifying Accounts

  All other Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 28. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the California Corporations Law, the Articles of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 18th day of October, 1996.

                                          Aurum Software, Inc.

                                               /s/ Christopher L. Dier
                                          By: _________________________________
                                                    CHRISTOPHER L. DIER
                                                CHIEF FINANCIAL OFFICER AND
                                                         SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.

              SIGNATURE                         TITLE                 DATE

        Mary E. Coleman*               President and Chief
-------------------------------------   Executive Officer        October 18,
          (MARY E. COLEMAN)             (Principal                1996
                                        Executive Officer)

                                       Chief Financial
    /s/ Christopher L. Dier             Officer and              October 18,
-------------------------------------   Secretary                 1996
        (CHRISTOPHER L. DIER)           (Principal
                                        Financial and
                                        Accounting Officer)

       David D. Buchanan*              Director
-------------------------------------                            October 18,
         (DAVID D. BUCHANAN)                                      1996

              SIGNATURE                          TITLE                DATE

          Oliver D. Curme*                    Director
-------------------------------------                            October 18,
          (OLIVER D. CURME)                                       1996

           Mark J. Leslie*                    Director
-------------------------------------                            October 18,
          (MARK J. LESLIE)                                        1996

          Robert J. Loarie*                   Director
-------------------------------------                            October 18,
         (ROBERT J. LOARIE)                                       1996

          Robert M. Obuch*                    Director
-------------------------------------                            October 18,
          (ROBERT M. OBUCH)                                       1996

         Jeffrey T. Webber*                   Director
-------------------------------------                            October 18,
         (JEFFREY T. WEBBER)                                      1996

           Charles C. Wu*                     Director
-------------------------------------                            October 18,
           (CHARLES C. WU)                                        1996

*By: /s/ Christopher L. Dier
    -------------------------------------------
      (CHRISTOPHER L. DIER, ATTORNEY-IN-FACT)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Aurum Software, Inc.

  In connection with our audits of the financial statements of Aurum Software, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which financial statements are included in this Registration Statement, we have also audited the financial statement schedule listed in Item 27(b) herein.

  In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California

October 14, 1996

                                                                     SCHEDULE II

                              AURUM SOFTWARE, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                  BALANCE AT                        BALANCE AT
                                  BEGINNING                           END OF
           DESCRIPTION            OF PERIOD  ADDITIONS DEDUCTIONS     PERIOD
           -----------            ---------- --------- ----------   ----------
Allowance for doubtful accounts
 receivable:
  Year ended December 31, 1993...    $ 67      $183      $  --         $250
                                     ====      ====      =====         ====
  Year ended December 31, 1994...    $250      $ 87      $ (19)(a)     $318
                                     ====      ====      =====         ====
  Year ended December 31, 1995...    $318      $125      $(103)(a)     $340
                                     ====      ====      =====         ====

--------
(a)Uncollectible accounts written-off.

 EXHIBIT
 NUMBER                           EXHIBIT TITLE                            PAGE
 -------                          -------------                            ----
  1.1    Form of Underwriting Agreement.
  3.1**  Form of Restated Certificate of Incorporation of the Registrant
         to be filed prior to completion of the offering.
  3.2**  Bylaws of the Registrant.
  4.1    Specimen Common Stock Certificate.
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
 10.1**  Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2**  1995 Stock Plan and form of Stock Option Agreement thereunder.
 10.3**  1996 Director Option Plan and form of Director Stock Option
         Agreement thereunder.
 10.4**  1996 Employee Stock Purchase Plan and forms of agreement thereunder.
 10.5**  Lease dated March 5, 1996 between the Registrant and Cooperage-
         Rose Properties II.
 10.6**  Letter agreement dated December 22, 1994 between the Registrant and Mary E. Coleman, as amended.
 10.7**  Letter Agreement dated July 8, 1996 between the Registrant and
         Christopher L. Dier.
 10.8+** OEM Software License Agreement, amended as of April 3, 1996, between the Registrant and Gupta Corporation.
 10.9**  Line of Credit Agreement dated July 15, 1996, modifying the
         Business Loan Agreement dated July 13, 1993, between the
         Registrant and Silicon Valley Bank.
         Promissory Note dated July 15, 1996 between the Registrant and
 10.10** Silicon Valley Bank.
 10.11** Loan Modification Agreement dated September 25, 1996 by and between the Registrant and Silicon Valley Bank.
 10.12   Vertical Application Reseller Agreement, dated as of March 22,
         1996, between the Registrant and Business Objects, Inc.
 10.13   Software Development License and Distribution Agreement, dated as of June 3, 1996, between the Registrant and First Floor
         Software, Inc.
 11.1    Calculation of pro forma net loss per share.
 23.1    Consent of Coopers & Lybrand L.L.P., Independent Accountants.
 23.2    Consent of Counsel (included in Exhibit 5.1).
 24.1**  Power of Attorney (see page II-4).
 27.1**  Financial Data Schedule.

--------

** Previously supplied.
+ Confidential treatment has been requested for portions of these agreements pursuant to a request for confidential treatment filed with the Commission. Omitted portions have filed separately with the Commission.